                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
                                       of
                 EA Engineering, Science, and Technology, Inc.
                                       at
                      $1.60 Net Per Share of Common Stock
                                       by
                     EA Engineering Acquisition Corporation

        A Direct Wholly Owned Subsidiary of EA Engineering Holdings, LLC

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
        AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2001,
                         UNLESS THE OFFER IS EXTENDED.


   The offer is conditioned on, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of common stock of EA Engineering, Science, and Technology, Inc., which, when added to the shares of common stock owned by EA Engineering Holdings, LLC, EA Engineering Acquisition Corporation, Loren D. Jensen, Ph.D., and trusts for the benefit of his children, constitutes at least ninety percent (90%) of the outstanding shares of common stock of EA Engineering, Science, and Technology, Inc. on a fully-diluted basis. This condition may be waived by EA Engineering Acquisition Corporation in its sole discretion provided that there shall have been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares which, when added to the shares owned by EA Engineering Holdings, LLC, EA Engineering Acquisition Corporation, Dr. Jensen, and the trusts for the benefit of his children, constitutes at least a majority of the outstanding shares of EA Engineering, Science, and Technology, Inc. on a fully-diluted basis. For purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less then the purchase price in this offer. The offer is also subject to other terms and conditions described in "The Tender Offer-- Conditions of the Offer."

   The Board of Directors of EA Engineering, Science, and Technology, Inc., based on the unanimous recommendation of a special committee of independent directors, has unanimously approved the merger agreement (as described herein), this tender offer and the merger of EA Engineering Acquisition Corporation with and into EA Engineering, Science, and Technology, Inc., has determined that this tender offer and the merger are fair to, and in the best interests of, you and the other holders of shares of common stock (other than Loren D. Jensen and the trusts for the benefit of his children), and recommends that you accept the offer and tender your shares pursuant to the offer.

   Shares of EA Engineering, Science, and Technology, Inc.'s common stock are listed and traded on The Nasdaq SmallCap Market under the symbol "EACO." As of July 23, 2001, the last trading day prior to the public announcement of this tender offer, the closing price of the common stock, as reported on The Nasdaq SmallCap Market, was $1.06 per share. We urge you to obtain current market quotations for the common stock. See "The Tender Offer--Price Range of Shares; Dividends."

   A summary of the principal terms of the offer appears on pages 1-5 of this offer to purchase.

   You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to the Information Agent at its address and telephone number set forth on the back cover of this offer to purchase.

                                 August 1, 2001

                       IMPORTANT STOCKHOLDER INFORMATION

   If you wish to tender all or any part of your shares of common stock registered in your name, you should follow the instructions described in "The Tender Offer--Procedures for Tendering Shares" carefully, including completing and signing a letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal and either mailing or delivering it with your share certificates and any other required documents to Mellon Investor Services LLC, the Depositary.

   If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

   If you desire to tender shares of common stock and your certificates for the shares cannot be delivered to the Depositary or you cannot comply with the procedure for book-entry transfer or your other required documents cannot be delivered to the Depositary, in any case, by the expiration of the offer, you must tender your shares pursuant to the guaranteed delivery procedure set forth in "The Tender Offer--Procedures for Tendering Shares."

   To properly tender shares, you must validly complete the letter of transmittal.

   Copies of this offer to purchase, the letter of transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This offer to purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which the offer or solicitation is not authorized or is unlawful.

   Questions and requests for assistance may be directed to Mellon Investor Services LLC, the Information Agent, at its address and telephone number set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase, the letter of transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION; OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

   EA Engineering Acquisition Corporation is offering to purchase all of the outstanding shares of common stock of EA Engineering, Science, and Technology, Inc., for $1.60 net per share in cash, without any interest. Throughout this document, we refer to EA Engineering, Science, and Technology, Inc. as "EA Engineering," we refer to EA Engineering Acquisition Corporation as "us" or "we" and we refer to EA Engineering Holdings, LLC, as "our parent." The following are some of the questions you, as a stockholder of EA Engineering, may have and answers to those questions.

   This summary highlights the most material information from this offer to purchase, but you should realize it does not describe all of the details of the offer to purchase to the same extent as described in the rest of this document. We urge you to read carefully this entire offer to purchase and the related letter of transmittal to understand the offer fully and for a more complete description of the terms of the offer. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

 .  Who is offering to buy my securities?

Our name is EA Engineering Acquisition Corporation. We are a Delaware corporation formed for the purpose of making the offer. We are a direct wholly owned subsidiary of EA Engineering Holdings, LLC, a Delaware limited liability company. We and our parent are both newly-formed Delaware entities and have not conducted any business other than in connection with the offer and the merger agreement described below. The equity interests of our parent are held by Ecolair LLLP and The Louis Berger Group, Inc. Ecolair LLLP is a Maryland limited liability limited partnership of which Loren D. Jensen, Ph.D. is the general partner. Dr. Jensen is also the Chairman of the Board, Chief Executive Officer and President of EA Engineering. Dr. Jensen owns approximately 26.6% of the outstanding common stock of EA Engineering and trusts for the benefit of Dr. Jensen's children, referred to in this offer to purchase collectively as the "Jensen Family Trusts," collectively own approximately 12.0% of the outstanding common stock of EA Engineering. Collectively, Dr. Jensen and the Jensen Family Trusts own approximately 38.6% of the outstanding common stock of EA Engineering. Dr. Jensen and the Jensen Family Trusts have agreed not to tender their shares in the offer and, after the expiration of the offer to purchase and immediately prior to the purchase of the shares properly tendered and not withdrawn pursuant to this offer, will contribute their shares of common stock of EA Engineering to our parent in exchange for equity interests in our parent. The Louis Berger Group, Inc., a New Jersey corporation, is a professional services firm that provides civil, structural, mechanical, electrical and environmental engineering services. The Louis Berger Group, Inc. is headquartered in East Orange, New Jersey.

We are making this offer pursuant to a merger agreement dated July 24, 2001, to which we, our parent, and EA Engineering each are parties. The offer is the first step in our plan to acquire EA Engineering. Neither we nor our parent are a subsidiary of EA Engineering.

 .  What securities are you offering to purchase?

We are offering to purchase all of the outstanding shares of common stock of EA Engineering or any lesser number of shares that stockholders properly tender in the offer, so long as the number of shares of EA Engineering's common stock have been tendered (and not validly withdrawn) to us that, when added to the shares of common stock owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least 90% of the outstanding common stock on a fully-diluted basis. This condition may be waived by us in our sole discretion provided that there shall have been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares which, when added to the shares owned by us, our parent, Dr. Jensen, and the Jensen Family Trusts, constitutes at least a majority of the outstanding shares of EA Engineering on a fully-diluted basis. For purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less than the purchase price in this offer. (Page 44)

 .  How much will you pay me for my shares and in what form of payment?

We will pay $1.60 in cash, without interest, for each share we purchase pursuant to the offer. All shares purchased will be purchased at this price. We will not offer, nor will we pay, different prices to different stockholders.

Stockholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. (Page 49)

 .  Why are you making this offer?

We are making this offer to enable our parent to acquire control of, and ultimately to acquire the entire equity interest in, EA Engineering. Our offer to buy your shares is the first step in our plans to take EA Engineering private. As soon as practicable following the closing of the tender offer, we will be merged into EA Engineering. After the merger, EA Engineering will be owned exclusively by our parent. (Page 24)

 .  Do you have the financial resources to pay me for my shares?

We will need approximately $6.1 million to purchase all the outstanding common stock of EA Engineering, excluding the common stock owned by Dr. Jensen and the Jensen Family Trusts, and to pay all the expenses involved in the offer. The funds necessary to complete the offer will be contributed to our parent by Ecolair LLLP and The Louis Berger Group, Inc. immediately prior to the purchase of the shares pursuant to the offer.

The offer is not subject to our receipt of any additional financing. (Page 41)

 .  Is your financial condition relevant to my decision to tender in the offer?

We do not believe that our financial condition is relevant to your decision to tender in the offer because the form of payment that you will receive consists solely of cash and if you tender in the offer and receive payment in full for your shares, you will have no continuing equity interest in EA Engineering. Additionally, both we and our parent have been formed solely for the purpose of acquiring shares of common stock of EA Engineering and there is no relevant historical financial information available with respect to either us or our parent.

Tendering your shares in the offer will end your ownership interest in EA Engineering, including the chance to receive any possible future dividends or other payments in respect of the common stock. Therefore, EA Engineering's financial condition may be relevant to your decision whether to tender your shares of common stock in the offer. We have provided certain historical financial information concerning EA Engineering later in this offer to purchase. (Page 53)

 .  How long do I have to decide whether to tender in the offer?

You have until 5:00 p.m., New York City time, on Thursday, August 30, 2001, to decide whether to tender your shares in the offer, unless the offer is extended pursuant to the terms of the merger agreement. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. (Page 46)

 .  Can the offer be extended and under what circumstances?

Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer from time to time until December 1, 2001 if certain conditions to the offer have not been satisfied. In particular, we may extend the offer for up to ten business days if there shall not have been tendered a number of shares of common stock that, when added to the shares of common stock owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least 90% of the outstanding shares of common stock (calculated by including shares of common stock that are subject to stock options that are then exercisable at a price per share less than the purchase price in this offer). However, we cannot assure you that the offer will be extended or, if extended, for how long.

 .  Will there be a subsequent offering period?

We do not currently intend to include a subsequent offering period for the offer, although we may ultimately decide to do so. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration.

 . How will I be notified if the offer is extended or if there is a subsequent offering period?

If we extend the offer or provide for a subsequent offering period, we will inform Mellon Investor Services LLC which is the Depositary for the offer, of that fact. We also will make a public announcement of the extension, no later than 9:00 a.m. New York City time, on the next business day following the previously scheduled expiration of the offer period. (Page 44)

 .  What are the most significant conditions to the offer?

We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration of the offer, when added to the shares of common stock owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least 90% of the outstanding shares of common stock of EA Engineering (calculated by including shares of common stock that are subject to stock options that are then exercisable at a price per share less than the purchase price in this offer). We may, however, decide to purchase all shares tendered, even though the number may be less than 90% of the outstanding shares, without the prior written consent of EA Engineering, provided that there shall have been validly tendered and not withdrawn the number of shares that, together with the shares owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes a majority of the shares outstanding on a fully-diluted basis.

The offer is subject to other conditions as well. (Page 58)

 .  How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in "street name," the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. (Page 46)

 .  How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to Mellon Investor Services LLC, the depositary for the offer, while you still have the right to withdraw the shares. (Page 48)

 .  Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time until the offer has expired and, if we have not by September 30, 2001 agreed to accept your shares for payment, you can withdraw them at any time after that date until we accept shares for payment. (Page 48)

 .  When will I be paid for my shares purchased in the offer?

We anticipate that the depositary will begin to mail checks for shares we purchase within five to ten business days after the expiration of the offer, but we do not know exactly when you will receive these checks. (Page 49)

 . Will I have to pay brokerage commissions or stock transfer taxes on my shares purchased in the offer?

You will not be obligated to pay brokerage fees or commissions, or, except as set forth in Instruction 7 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable. (Page 49)

 .  Will I have to pay taxes if you purchase my shares in the offer?

Generally, your sale of shares pursuant to the offer will be treated either as a sale or exchange eligible for capital gains treatment for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. See "Special Factors--Certain United States Federal Income Tax Consequences."

You are urged to consult with your own tax adviser to determine the tax consequences of participating in the offer. (Page 40)

 .  What does EA Engineering's Board of Directors think of the offer?

We are making the offer pursuant to a merger agreement among us, our parent and EA Engineering. The Board of Directors of EA Engineering, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into EA Engineering, determined that our tender offer and the proposed merger are fair to, and in the best interests of, EA Engineering's stockholders (other than Dr. Jensen and the Jensen Family Trusts) and recommended that EA Engineering's stockholders accept our tender offer. Following the proposed merger, our separate corporate existence will cease and EA Engineering will continue as the surviving corporation and a direct wholly owned subsidiary of our parent. (Page 15)

 . Will the tender offer be followed by a merger if all of EA Engineering's shares are not tendered in the offer?

The offer is the first step in our plan to acquire all of EA Engineering's common stock and for EA Engineering to become a private company. If we accept for payment and pay for outstanding shares of EA Engineering, we expect to be merged with and into EA Engineering. If that merger takes place our parent will directly own all of the shares of EA Engineering and all remaining stockholders of EA Engineering (other than our parent or its subsidiaries, including us, and Dr. Jensen and the Jensen Family Trusts) will receive $1.60 per share in cash. (Page 24)

 .  Will EA Engineering continue as a public company?

No. If the merger takes place, EA Engineering will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly-held shares that

   . EA Engineering shares will no longer meet the published guidelines of The
     Nasdaq SmallCap Market for continued listing and may be delisted from Nasdaq;

   . there may not be a public trading market for EA Engineering's shares; and

   . EA Engineering may cease making filings with the Securities and Exchange
     Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly-held companies.

(Page 42)

 .  What will happen in the merger?

Following the merger, the shares of common stock which are held by any wholly owned subsidiary of EA Engineering, or which are held by us or our parent will be cancelled without payment. All remaining shares of common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive $1.60 per share. (Page 29)

 .  Who will own EA Engineering after the merger?

After the merger, EA Engineering will be a privately held company owned by our parent. Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP will collectively own 51% of the outstanding equity interests of our parent and The Louis Berger Group, Inc. will own 49% of the outstanding equity interests of our parent. (Page 42)

 .  If I decide not to tender, how will the offer affect my shares?

If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of EA Engineering's stockholders and shares of EA Engineering which are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also, as described above, EA Engineering may stop making filings with the Securities and Exchange Commission and/or may not be required to comply with the Securities and Exchange Commission's rules relating to publicly-held companies. (Page 42)

 .  What is the market value of my shares as of a recent date?

On July 23, 2001, the last trading day before EA Engineering announced the tender offer and the possible subsequent merger, the closing price of the shares of common stock reported on The Nasdaq SmallCap Market was $1.06 per share. We advise you to obtain a recent quotation for shares of common stock of EA Engineering in deciding whether to tender your shares. (Page 50)

 .  Who can I talk to if I have questions about the tender offer?

You can call Mellon Investor Services LLC at (800) 413-6134 (toll free). Mellon Investor Services LLC is acting as the Information Agent for our tender offer. See the back cover of this offer to purchase.

                               TABLE OF CONTENTS

SECTION                                                                     Page
-------                                                                     ----
SUMMARY TERM SHEET........................................................    1
TABLE OF CONTENTS.........................................................    6
INTRODUCTION..............................................................    7
SPECIAL FACTORS...........................................................   10
  Background of the Offer.................................................   10
  Recommendation of the Special Committee and the Board of Directors;
   Fairness of the Offer and the Merger...................................   15
  Opinion of the Financial Advisor........................................   20
  Purpose of the Offer; Plans for EA Engineering..........................   24
  Interests of Certain Persons in the Offer and the Merger................   26
  Merger Agreement........................................................   29
  Appraisal Rights........................................................   38
  Certain United States Federal Income Tax Consequences...................   40
  Financing of the Offer..................................................   41
  Transactions and Arrangements Concerning the Common Stock...............   41
  Certain Effects of the Offer and the Merger.............................   42
THE TENDER OFFER..........................................................   44
  Terms of the Offer......................................................   44
  Procedures for Tendering Shares.........................................   46
  Withdrawal Rights.......................................................   48
  Purchase of Shares and Payment of Purchase Price........................   49
  Price Range of Shares; Dividends........................................   50
  Source and Amount of Funds..............................................   50
  Effect of the Offer on the Market for the Shares of Common Stock;
   Exchange Act Registration..............................................   51
  Fees and Expenses.......................................................   51
  Certain Information Concerning EA Engineering...........................   51
  Certain Information Concerning Us, Our Parent, Dr. Jensen, the Jensen
   Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc............   55
  Conditions of the Offer.................................................   58
  Certain Legal Matters...................................................   60
  Miscellaneous...........................................................   61

Schedule I--Information Concerning the Directors and Executive Officers of
 EA Engineering Acquisition Corporation, EA Engineering Holdings, LLC, The
 Louis Berger Group, Inc. and Ecolair LLLP

Schedule II--Information Concerning Transactions in the Common Stock of EA
 Engineering, Science, and Technology, Inc.

Annex A--Section 262 of the Delaware General Corporation Law

                                  INTRODUCTION

   EA Engineering Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of EA Engineering Holdings, LLC, a Delaware limited liability company, hereby offers to purchase all of the issued and outstanding shares of common stock of EA Engineering, Science, and Technology, Inc., a Delaware corporation ("EA Engineering"), at a price of $1.60 per share of common stock, net to the seller in cash, without interest, which we refer to as the "purchase price." Our offer is made on the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer." Throughout this document we refer to EA Engineering Acquisition Corporation as "us" or "we" and refer to EA Engineering Holdings, LLC as "our parent." The offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 24, 2001, by and among us, our parent and EA Engineering, pursuant to which we will be merged with and into EA Engineering.

   You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker, you may be required by your broker to pay a service charge or other fee and, therefore, should consult with your broker. You will probably be subject to federal income tax on the receipt of cash for shares of common stock purchased by us pursuant to the offer. In addition, if you fail to complete, sign and return to the Depositary the IRS Substitute Form W-9 that is included with the letter of transmittal, you may be subject to required backup federal income tax withholding of 30.5% of the gross proceeds payable to you pursuant to the offer, and certain non-U.S. stockholders may be subject to a 30% income tax withholding. See "Special Factors--Certain United States Federal Income Tax Consequences." We will pay all fees and expenses of Mellon Investor Services LLC, the Depositary and the Information Agent, incurred in connection with the offer.

   The offer is conditioned on, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of common stock which, when added to the shares of common stock owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least 90% of the outstanding shares of common stock of EA Engineering on a fully- diluted basis. This condition may be waived by us in our sole discretion provided that there shall have been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares which, when added to the shares owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least a majority of the outstanding shares of EA Engineering on a fully-diluted basis. For purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less than the purchase price in this offer. The offer is also subject to other terms and conditions. See "The Tender Offer--Conditions of the Offer."

   EA Engineering's Board of Directors, based upon the unanimous recommendation of a special committee of independent directors, has unanimously approved the Merger Agreement, the offer and the merger, determined that the offer and the merger are fair to, and in the best interests of, you and the other holders of common stock of EA Engineering (other than Dr. Jensen and the Jensen Family Trusts), and recommends that you and the other holders of common stock of EA Engineering accept the offer and tender your shares pursuant to the offer.

   EA Engineering has advised us that Legg Mason Wood Walker, Incorporated, the financial advisor to EA Engineering, has delivered to the special committee of EA Engineering's Board of Directors its opinion, dated July 23, 2001, that the consideration to be received by holders of common stock (other than Dr. Jensen and the Jensen Family Trusts) pursuant to the offer and the merger, is fair from a financial point of view to such holders, subject to the assumptions and qualifications set forth in the opinion. You are urged to read the opinion carefully, in its entirety, for the assumptions made, matters considered and limitations on the review undertaken by Legg Mason Wood Walker, Incorporated. See "Special Factors--Recommendation of the Special Committee and the Board of Directors; Fairness of the Offer and the Merger."

   The Merger Agreement provides that, as soon as practicable after consummation of the offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law, we will be merged with and into EA Engineering. Following the effective time of the merger, EA Engineering will continue as the surviving corporation and become a wholly owned subsidiary of our parent and our separate corporate existence will cease. At the effective time of the merger, each share of common stock that is issued and outstanding immediately prior to the effective time (except those shares held by any wholly owned subsidiary of EA Engineering, or which are held by us or our parent) and all rights in the common stock will, by virtue of the merger and without any action on the part of the holder, cease to exist and be converted into and represent the right to receive an amount in cash equal to $1.60, without interest. The Merger Agreement is more fully described in "Special Factors--Merger Agreement." Under the Delaware General Corporation Law, if the number of shares we acquire pursuant to the offer, when added to the shares owned by us, constitutes at least 90% of the issued and outstanding shares of common stock, then we will be able to approve and effect the merger without a vote of EA Engineering's stockholders pursuant to Section 253 of the Delaware General Corporation Law. If, however, we do not acquire the number of shares that, when added to the shares owned by us, constitutes at least 90% of the issued and outstanding shares of common stock, a vote of a majority of EA Engineering's stockholders to effect the merger is required under the Delaware General Corporation Law and a longer period of time will be required to effect the merger. See "The Tender Offer--Conditions of the Offer."

   Both we and our parent are newly formed entities that have not conducted any business other than in connection with the offer and the Merger Agreement. The outstanding equity interests of our parent are currently owned by Ecolair LLLP, a Maryland limited liability limited partnership of which Dr. Jensen is the general partner, and The Louis Berger Group, Inc. After the expiration of the offer and immediately prior to the purchase of the shares in the offer, Dr. Jensen and the Jensen Family Trusts will contribute their shares of common stock of EA Engineering to our parent in exchange for equity interests in that entity. After that contribution, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP will collectively own 51% of the equity interests of our parent and The Louis Berger Group, Inc. will own 49% of the equity interests of our parent.

   Dr. Jensen and the Jensen Family Trusts have entered into a Stock Voting, Non-Tender and Contribution Agreement, dated as of July 24, 2001, with us, our parent, The Louis Berger Group, Inc. and Ecolair LLLP pursuant to which they have agreed not to tender their shares of common stock in the offer, to contribute their shares to our parent after the expiration of the offer and immediately prior to the purchase of the shares properly tendered and not withdrawn pursuant to the offer, to vote their shares in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement if stockholder approval is required and to vote against any competing offer. A copy of the Stock Voting, Non-Tender and Contribution Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission.

   Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc. and EA Engineering have entered into a Stockholders Agreement to become effective upon the purchase of shares pursuant to the offer which governs the rights of the parties as stockholders following the offer. In addition to standard voting and transfer restrictions which govern the parties, the Stockholders Agreement provides Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP the right to sell all or any portion of the shares of common stock owned by them at any time following the offer, and obligates The Louis Berger Group, Inc. to purchase these shares for the greater of (i) the purchase price paid for shares in the offer and (ii) the per share valuation of EA Engineering determined by multiplying EA Engineering's earnings before interest expense, taxes, depreciation and amortization (EBITDA) for the twelve months prior to the exercise of the right by six and subtracting therefrom outstanding debt and dividing the result by the number of shares outstanding. The EBITDA number is subject to certain adjustments if the EBITDA used in the calculation exceeds the EBITDA for the prior twelve month period by more than fifty percent. If Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP were to exercise the right to sell their shares immediately following the offer, the purchase price would be $1.60 per share. A copy of the Stockholders Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission. See "Special Factors--Interests of Certain Persons in the Offer and the Merger--The Stockholders Agreement."

   EA Engineering has informed us that, as of July 24, 2001 there were (i) 5,842,652 shares of common stock issued and outstanding and (ii) 104,337 shares of common stock were subject to issuance pursuant to outstanding stock options that were then exercisable at a price per share less than the purchase price in this offer. As a result, as of that date, 3,097,313 shares of common stock would need to be validly tendered and not properly withdrawn prior to Thursday, August 30, 2001 in order for us to purchase any shares tendered, unless we waive that condition. However, the actual minimum number of shares will depend on the facts as they exist on the date of purchase. EA Engineering has been advised, and has informed us, that each of its directors (other than Dr. Jensen) intends to tender pursuant to the offer all shares of common stock owned of record and beneficially by him or her, except to the extent that the tender would violate applicable securities laws.

   Except as otherwise set forth in this offer to purchase, the information concerning EA Engineering contained in this offer to purchase and in the attached schedules and annexes, including financial information, has been furnished by EA Engineering or has been taken from or based upon publicly available documents and records on file with the Securities and Exchange Commission and other public sources. We, our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP assume no responsibility for the accuracy or completeness of the information concerning EA Engineering furnished by EA Engineering or contained in the documents and records or for any failure by EA Engineering to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us. Similarly, EA Engineering does not assume any responsibility for the accuracy or completeness of the information concerning us, our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts or Ecolair LLLP or any of their respective affiliates contained in this offer to purchase or the Schedule TO or for any failure by us, our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts or Ecolair LLLP or any of their respective affiliates to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to EA Engineering.

   The offer to purchase includes information required to be disclosed pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended, which rule governs so-called "going private" transactions by certain issuers or their affiliates. Neither The Louis Berger Group, Inc. nor the Jensen Family Trusts concedes as a result of providing information or otherwise complying with Rule 13e-3 that either of them (or any of their affiliates) are affiliates of EA Engineering or subject to the requirements of the rule.

   This offer to purchase and the letter of transmittal contain important information which should be read carefully before any decision is made with respect to the offer.

   The common stock is listed and traded on The Nasdaq SmallCap Market under the symbol "EACO." As of July 23, 2001, the last trading day prior to the announcement of the offer, the closing price of the common stock, as reported on The Nasdaq SmallCap Market, was $1.06 per share. See "The Tender Offer-- Price Range of Shares; Dividends."

                                SPECIAL FACTORS

Background of the Offer.

   EA Engineering's management and Board of Directors have, from time to time, discussed strategies to maximize stockholder value as a regular part of EA Engineering's strategic planning activities.

   In the spring of 2000, EA Engineering's Board of Directors discussed the need to examine strategic alternatives for EA Engineering. The Board of Directors expressed concern regarding the viability of EA Engineering to continue to operate as a public company in light of the following factors:

  . EA Engineering's financial condition had eroded significantly since
    January 1997 and its market capitalization of $5 million to $6 million was not practical as a base to attract continued interest from public investors;

  . The lack of liquidity in EA Engineering's stock was unattractive to institutional investors;

  . EA Engineering's financial irregularities which were publicly disclosed in February 2000 were likely to continue to adversely influence a recovery of the stock price, and the costs incurred by EA Engineering in audits and restatements of periodic filings with the Securities and Exchange Commission would likely adversely impact future earnings in a manner that did not make it probable that the stock price would recover;

  . If the stock price were to continue to decline below $1.00 per share it could lead to delisting of the stock on The Nasdaq SmallCap Market for failure to meet Nasdaq's continued listing requirements, and EA Engineering had previously received correspondence to that effect from Nasdaq;

  . There had been a significant amount of consolidation in the environmental technology industry which had created more formidable competitors who had significantly more resources than EA Engineering and who were more attractive to investors; and

  . There had been internal concern by employees for the future of EA
    Engineering, which had resulted in lower employee morale and created the significant risk of losing employees at a time when recruitment of replacements would be challenging.

   Taking into consideration the factors listed above, the Board of Directors resolved to undertake a review of EA Engineering's strategic alternatives, particularly exploring the possibility of identifying an acquirer who could purchase the entire company and take it private.

   In early May 2000, Dr. Jensen, in his capacity as Chairman of the Board of Directors, proposed to the Board of Directors that EA Engineering retain Legg Mason Wood Walker, Incorporated and TechKNOWLEDGEy Strategic Group to act as financial advisors and to assist EA Engineering in evaluating its strategic alternatives. The Board of Directors approved the engagement of those two firms to jointly serve as EA Engineering's financial advisors. On May 26, 2000, EA Engineering executed an agreement with those two firms to jointly serve as financial advisors to EA Engineering and to assist EA Engineering in exploring strategic alternatives, including the identification of parties who might be interested in acquiring EA Engineering.

   Between June and September of 2000, EA Engineering's management and the financial advisors prepared a confidential offering memorandum containing a discussion of EA Engineering's business, market opportunities and management team as well as EA Engineering's financial results. During this period, EA Engineering's management and the financial advisors identified a list of national and international firms that might be interested in exploring an acquisition of EA Engineering. The confidential offering memorandum was completed in September 2000.

   In consultation with the financial advisors and EA Engineering's legal counsel, the Board of Directors determined that it was appropriate to publicly announce that EA Engineering was evaluating its strategic alternatives. On September 18, 2000, EA Engineering issued a press release indicating that the Board of Directors of EA Engineering had engaged the financial advisors to assist it in exploring EA Engineering's strategic alternatives in order to maximize stockholder value. These strategic alternatives included a possible sale of EA Engineering or a business combination with another company.

   In September 2000, the financial advisors compiled a list of 300 firms that might be interested in acquiring EA Engineering and presented that list to EA Engineering's management. From that list, management selected approximately 74 firms for the advisors to contact. The financial advisors contacted the 74 firms to determine their levels of interest. From that list, 15 firms expressed interest in exploring a possible transaction with EA Engineering.

   In early October 2000, the financial advisors obtained confidentiality agreements from the 15 potential candidates who had expressed interest in a possible transaction with EA Engineering and distributed to them the confidential offering memorandum. The financial advisors began discussions with the potential candidates who received the confidential offering memorandum and discussed with them their level of interest in exploring a transaction with EA Engineering.

   At a meeting in November 2000 between the financial advisors and EA Engineering's management, the list of interested parties was narrowed to six firms on the basis of their levels of interest and their preliminary indications of their valuation of EA Engineering. The financial advisors and EA Engineering's management determined that the appropriate next step was to schedule meetings with these firms to enable EA Engineering's management to make presentations and to provide to such firms the opportunity to conduct legal, financial and business due diligence. This process was scheduled for November and December of 2000.

   During November and December of 2000, EA Engineering's management conducted meetings with each of the six firms identified on the list of most interested parties and provided representatives of those firms access to documentation to conduct legal due diligence on EA Engineering.

   On December 15, 2000, the Board of Directors received an unsolicited inquiry from a firm who stated that it had an interest in evaluating EA Engineering in order to make a proposal with respect to an investment in EA Engineering or the purchase of EA Engineering. EA Engineering's legal counsel responded indicating that EA Engineering was well into the process of evaluating its strategic alternatives and that it would be difficult to add this firm to the process at that time.

   On January 11, 2001, the financial advisors made a presentation to the Board of Directors on the status of the discussions with the interested parties. Based on the report of the financial advisors concerning the level of interest among the six firms, as reflected in the preliminary indications of interest received by the financial advisors and in the course of individual meetings with each of the six firms in the fall of 2000, the Board of Directors further reduced the list to two firms. The Board of Directors authorized the financial advisors to contact both firms and to seek to clarify the preliminary indications of interest in order to provide the Board of Directors with offers containing terms and conditions so that the Board of Directors could compare and evaluate them. During the following week, the financial advisors contacted both of the remaining firms to seek clarification regarding their preliminary indications of interest.

   On February 2, 2001, the Board of Directors met to consider the acquisition offers submitted by the two firms during the prior week, one of which was The Louis Berger Group, Inc. After a presentation to the Board of Directors by the financial advisors, and following discussions held in an executive session, the Board of Directors determined that the other firm would be a better strategic fit with EA Engineering than The Louis Berger Group, Inc. The Board of Directors informed the financial advisors of this decision. As both firms were considered serious, financially qualified parties and had submitted nearly equivalent offers in the range of $2.40 to $2.70 per share, the Board of Directors suggested that The Louis Berger Group, Inc. be thanked for their submission and efforts, and if possible, asked to remain open and available for further discussion if negotiations with the other firm did not result in a definitive agreement in a timely period. Following the meeting, representatives of Legg Mason Wood Walker, Incorporated informed both firms of the decision of EA Engineering's Board of Directors and, with respect to the firm selected, sought to move forward with a due diligence process and expedited negotiation.

   From February 6, 2001 to May 11, 2001, EA Engineering's management, financial advisors and legal counsel engaged in a series of meetings with the management of the firm selected. These alternatives did not result in a successful negotiation of a definitive purchase agreement, principally because of that firm's concerns over EA Engineering's financial irregularities that had previously been publicly disclosed. On May 11, 2001, EA Engineering's management terminated further discussions with that firm.

   On March 23, 2001, Dr. Jensen received an unsolicited proposal from the firm that had made the unsolicited inquiry on December 15, 2000 to acquire EA Engineering at a price of $1.75 per share. The Board of Directors rejected that proposal at the time on the basis that EA Engineering was in the process of negotiating a definitive purchase agreement with the firm selected that contemplated a cash price well in excess of that contemplated in the unsolicited proposal.

   In mid-May 2001, after the negotiations with the firm initially selected were terminated, EA Engineering's management and the financial advisors reopened discussions with The Louis Berger Group, Inc.

   On May 21, 2001, Dr. Jensen and a representative of TechKNOWLEDGEy Strategic Group met with representatives of The Louis Berger Group, Inc. to discuss a possible transaction involving the purchase of EA Engineering by The Louis Berger Group, Inc. At this meeting, Dr. Jensen discussed with the representatives of The Louis Berger Group, Inc, pursuant to the confidentiality agreement that The Louis Berger Group, Inc. had previously executed, EA Engineering's published second fiscal quarter results and projected third fiscal quarter and fiscal year-end results and the impact of such results on the valuation of EA Engineering. As a result, the representatives of The Louis Berger Group, Inc. proposed to acquire EA Engineering for a price that was substantially below their prior indication of interest that was submitted in January 2001. In addition, the representatives of The Louis Berger Group, Inc. indicated that their proposal was contingent upon Dr. Jensen remaining with EA Engineering for a minimum of three years in a leadership position and upon Dr. Jensen using his best efforts to secure the continued employment of certain other members of EA Engineering's management.

   On May 25, 2001, Dr. Jensen called a special meeting of the Board of Directors to discuss the recent meeting with representatives of The Louis Berger Group, Inc. Dr. Jensen briefed the Board of Directors on the revised proposal of The Louis Berger Group, Inc., including the reduced price of $1.60 per share for all of EA Engineering's common stock. At the conclusion of the Board of Directors' discussion of the revised valuation reflected in the proposal by The Louis Berger Group, Inc., Dr. Jensen informed the Board of Directors that he was not prepared to sell his stock at that price. Dr. Jensen further suggested that the Board of Directors might be able to preserve this proposal for the public stockholders of EA Engineering if The Louis Berger Group, Inc. would be willing to join him in an effort to purchase the shares held by the other stockholders, provided that The Louis Berger Group, Inc. enter into an agreement with him pursuant to which he could compel The Louis Berger Group, Inc. to purchase his stock when he so desired. After further discussion on this topic, Dr. Jensen excused himself from the meeting and the other members of the Board of Directors continued their discussions in an executive session. After that meeting concluded, Mr. Cleaveland Miller, a member of the Board of Directors and EA Engineering's legal counsel, reported to Dr. Jensen that the other members of the Board of Directors encouraged Dr. Jensen to proceed with the development of a joint proposal with The Louis Berger Group, Inc.

   Prior to the conclusion of the meeting on May 25, 2001, the Board of Directors appointed a Special Committee of independent directors, consisting of Mr. Miller and Rudolph Lamone, Ph.D., to evaluate the merits, and negotiate the terms, of any proposed transaction involving Dr. Jensen. The Special Committee subsequently retained Ballard Spahr Andrews and Ingersoll LLP as its legal counsel. It also subsequently retained Forte Consulting, Inc. as its financial advisor. On June 25, 2001, Mr. Miller, who was the trustee of the Jensen Family Trusts, resigned his position as trustee of the Jensen Family Trusts in order to avoid the appearance of a conflict of interest. Mr. Miller is a partner in the law firm of Semmes, Bowen & Semmes, which serves as legal counsel to EA Engineering.

   On June 6, 2001, Dr. Jensen and his legal counsel, Hogan & Hartson L.L.P., met with representatives of The Louis Berger Group, Inc., to discuss a strategic business relationship, wherein Dr. Jensen and The Louis Berger Group, Inc. would jointly form an acquisition entity to acquire EA Engineering and to take it private. During that meeting, Dr. Jensen persuaded the Louis Berger Group, Inc. to increase the purchase price to $1.65 per share. At that meeting, Dr. Jensen and The Louis Berger Group, Inc. reached preliminary terms concerning the acquisition of the shares of common stock of EA Engineering not owned by Dr. Jensen or the Jensen Family Trusts and taking EA Engineering private.

   Between June 6, 2001 and June 27, 2001, Dr. Jensen and representatives of The Louis Berger Group, Inc. engaged in numerous telephone calls to discuss various aspects of the structure, terms and conditions of a possible joint proposal between Dr. Jensen and The Louis Berger Group, Inc. to acquire EA Engineering. These telephone calls often included the participation of Dr. Jensen's legal counsel. During this period, legal counsel for Dr. Jensen prepared drafts of various legal documents that would be necessary in connection with the joint acquisition proposal including the limited liability company operating agreement for EA Engineering Holdings, LLC, the Stockholders Agreement and the Stock Voting, Non-Tender and Contribution Agreement. The parties also reviewed and commented on several drafts of a proposed merger agreement that was prepared by EA Engineering's legal counsel and that was to be submitted for the consideration of EA Engineering's Board of Directors. During this period, Dr. Jensen periodically and informally updated members of EA Engineering's Board of Directors regarding the progress being made with respect to the possible transaction.

   On June 20, 2001, Dr. Jensen spoke to certain members of EA Engineering's Board of Directors to inform them that it was possible that there would soon be a proposal delivered to the Board of Directors for an acquisition of EA Engineering jointly by Dr. Jensen and The Louis Berger Group, Inc.

   On June 28, 2001, Dr. Jensen delivered to the Board of Directors a proposal for an acquisition of EA Engineering jointly by Dr. Jensen and The Louis Berger Group, Inc. at $1.65 per share. As part of the proposal, Dr. Jensen delivered a form of merger agreement to the Board of Directors setting forth the terms and conditions of the proposed acquisition. The proposal indicated that it expired at the close of business on July 9, 2001. Immediately after Dr. Jensen's presentation and Dr. Jensen's departure from the meeting, the Special Committee met with its legal counsel and EA Engineering's financial advisors to discuss Dr. Jensen's proposal, including the terms and conditions of the merger agreement. At that meeting, the Special Committee directed a representative of Legg Mason Wood Walker, Incorporated to contact the firm that had made the unsolicited proposal in March 2001 as well as several of the firms that had expressed the most interest in pursuing a transaction with EA Engineering in February 2001, including the firm with whom EA Engineering had engaged in protracted negotiations in the spring of 2001, to determine whether any of such firms had any further interest in seeking to acquire EA Engineering. The representative of Legg Mason Wood Walker, Incorporated contacted all of those firms on June 28, 2001.

   On July 5, 2001, the Special Committee met with its financial advisor, its legal counsel and the financial advisors for EA Engineering. The financial advisors for EA Engineering advised the Special Committee that the firms which had previously been solicited and had submitted indications of interest had been contacted and had expressed no further interest in seeking to acquire EA Engineering. The financial advisors of EA Engineering further advised the Special Committee that the firm which had made the unsolicited proposal in March, 2001 had been contacted and had expressed some further interest in seeking to acquire EA Engineering but had yet to submit any written proposal or indication of interest, although such firm had been advised that any such written proposal or indication of interest would need to be submitted by July 6, 2001. The financial advisors for EA Engineering then summarized for the Special Committee the efforts which they had made since September, 2000 with respect to the possible sale of EA Engineering, as well as the due diligence review that they had conducted to validate the acquisition proposals received, including the proposal submitted by Dr. Jensen and The Louis Berger Group, Inc. Legg Mason Wood Walker, Incorporated, which had been requested to render an opinion with respect to the fairness of the proposal submitted by Dr. Jensen and The Louis Berger Group, Inc., reviewed in detail its financial analysis of such proposal, and responded to questions by members of the Special Committee, its legal counsel and its financial advisor. The members of the Special Committee then decided to adjourn the meeting and to reconvene on July 9, 2001 to further discuss, consider and vote upon the proposal made by Dr. Jensen and The Louis Berger Group, Inc.

   The representative of Legg Mason Wood Walker, Incorporated requested that the firm that continued to express interest sign a confidentiality agreement and indicated that upon receipt of a signed confidentiality agreement he would provide to the firm recent financial results of EA Engineering. The representative of Legg Mason Wood Walker, Incorporated also indicated that any proposal that the firm wished to submit for consideration was due at 12:00 noon on July 6, 2001, and that if any such proposal was attractive, the firm would be invited to conduct additional due diligence. The firm executed the confidentiality agreement and was provided with EA Engineering's fiscal third quarter financial results.

   On July 6, 2001, the firm submitted to Legg Mason Wood Walker, Incorporated a letter which reaffirmed its interest in acquiring EA Engineering for $1.75 per share, subject to numerous conditions. One of the conditions was that the firm be permitted additional time to conduct additional due diligence on EA Engineering.

   On July 7, 2001, the Special Committee met to consider the written indication of interest received from the firm which had made the unsolicited proposal in March, 2001. The Special Committee determined that in light of the preliminary terms set forth in the written indication of interest, such firm should be given the opportunity to complete its due diligence review and to make a proposal for an acquisition of EA Engineering. The Special Committee therefore requested, and received, from Dr. Jensen and The Louis Berger Group, Inc., an extension of the expiration date of the proposal submitted by Dr. Jensen and The Louis Berger Group, Inc.

   On July 9, 2001, the Special Committee met again to consider the written indication of interest submitted by the firm which had made the unsolicited proposal in March, 2001. The Special Committee decided to request that Legg Mason Wood Walker, Incorporated advise the firm which submitted the written indication of interest that such firm should commence its due diligence review beginning on July 10, 2001 and that if such firm desired to submit a proposal for an acquisition of EA Engineering, such proposal would need to be submitted, and definitive agreements with respect to such proposal entered into, by the close of business on July 13, 2001. The Special Committee also requested that Legg Mason Wood Walker, Incorporated advise such firm of the general terms and conditions which the Special Committee expected to be included in any definitive agreement for the acquisition of EA Engineering. Legg Mason Wood Walker, Incorporated so advised the firm which submitted the written indication of interest.

   On July 10, 2001, the firm which submitted the written indication of interest commenced its due diligence review by inspecting documents, books and records produced by EA Engineering and interviewing certain officers and employees of EA Engineering. The firm continued its due diligence review during July 11, 2001.

   On July 11, 2001, at the close of business, representatives of the firm which submitted the written indication of interest advised the Special Committee that such firm had completed its due diligence review and had decided not to submit a proposal to acquire EA Engineering.

   On July 16, 2001, EA Engineering filed a Form 12b-25 with the Securities and Exchange Commission requesting a five day extension of the due date for its Quarterly Report on Form 10-Q for the period ended May 31, 2001. The Form 12b-25 indicated that recent developments caused EA Engineering to review the level of reserves applicable to the current reporting period and that additional time was necessary to complete its investigation of certain factual matters. As a result, Dr. Jensen and The Louis Berger Group, Inc. agreed to extend their proposal until July 23, 2001 and made such proposal subject to the filing of EA Engineering's Quarterly Report on Form 10-Q for the period ended May 31, 2001.

   On July 23, 2001, EA Engineering provided to The Louis Berger Group, Inc. the preliminary results for the fiscal quarter ended May 31, 2001. As a result of those financial results, The Louis Berger Group, Inc. indicated that it was necessary to revise its proposal to reflect an acquisition price of $1.60 per share. On July 23, 2001, Dr. Jensen submitted to the Board of Directors a revised proposal on behalf of himself and The Louis Berger Group, Inc. that reflected a purchase price of $1.60 per share and that indicated that such proposal expired at the close of business on July 24, 2001.

   On July 23, 2001, the Special Committee discussed the revised proposal with its financial advisor, legal counsel and the financial advisors for EA Engineering. Legg Mason Wood Walker, Incorporated advised the Special Committee that, in its opinion, and based upon the assumptions made and the matters considered in connection with its opinion, the revised proposal of $1.60 per share was fair from a financial point of view to the stockholders of EA Engineering (other than Dr. Jensen and the Jensen Family Trusts). Legg Mason Wood Walker, Incorporated further advised the Special Committee that it would confirm its opinion in writing, and it delivered its written opinion dated July 23, 2001 to the Special Committee. After these discussions, the Special Committee approved the proposal of Dr. Jensen and The Louis Berger Group, Inc. and determined to recommend to the full Board of Directors that the Board of Directors approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the offer and the merger. Later that day, the Board of Directors met and approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Subsequently, on July 24, 2001, the negotiations with respect to the Merger Agreement were concluded and the Merger Agreement was signed. EA Engineering issued a press release that morning, prior to the commencement of trading of EA Engineering's stock, announcing the transaction.

Recommendation of the Special Committee and the Board of Directors; Fairness of the Offer and the Merger.

 Special Committee

   The Special Committee determined that the offer and the merger, taken together, are fair to, and in the best interests of, EA Engineering and the holders of EA Engineering's common stock (other than Dr. Jensen and the Jensen Family Trusts). In making this determination and in recommending that EA Engineering's Board of Directors approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Special Committee considered a number of factors, including, but not limited to, the following:

  . the terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the circumstances under which our parent and we may terminate the offer or the Merger Agreement and the provision for payment of the purchase price and the offering consideration in cash and without a financing condition;

  . the financial condition, results of operations and cash flows of EA
    Engineering;

  . the prospects of EA Engineering if EA Engineering were to remain independent and the risks inherent in remaining independent, including competitive risks, in a rapidly consolidating industry;

  . the current status of the environmental services industry and the financial, managerial and other resources available to competitors of EA Engineering;

  . the fact that the Board of Directors, with the assistance of its financial advisors, engaged in a lengthy process to explore EA Engineering's strategic alternatives, including the possible sale of EA Engineering, and that the process did not result in a consummated transaction;

  . the relatively thin trading market and the lack of liquidity of the shares and the lack of success, due to the relatively small market capitalization, in attracting institutional investors to invest in, or research analysts to report on, EA Engineering;

  . the risk that, if EA Engineering's stock price declined to below $1.00 per share, it could lead to delisting of the stock on The Nasdaq SmallCap Market for failure to meet Nasdaq's continued listing requirements, and EA Engineering having previously received correspondence to that effect from Nasdaq;

  . the historical market prices, price to earnings ratios, EBIT and EBITDA multiples, recent trading activity and trading range of the shares of common stock of EA Engineering, including the fact that the $1.60 per share to be paid in the offer and the merger represents a premium of approximately 51% over the $1.06 closing sale price for the common stock on The Nasdaq SmallCap Market on July 23, 2001 (the last trading day prior to announcement of the offer);

  . the fact that $1.60 per share is near the highest closing sale price of EA Engineering's stock in the previous twelve months of $1.63 per share;

  . the facts that EA Engineering's financial irregularities which were publicly disclosed in February 2000 were likely to continue to adversely influence a recovery of the stock price, and the costs incurred by EA Engineering in audits and restatements of periodic filings with the Securities and Exchange Commission would likely adversely impact future earnings in a manner that did not make it probable that the stock price would recover;

  . the fact that there existed internal concern by employees for the future of EA Engineering, which resulted in lower employee morale and created the significant risk of losing key employees at a time when the recruitment of replacements would be challenging;

  . the views expressed by EA Engineering's financial advisors regarding, among other things: (i) the financial condition, results of operations, cash flows, business and prospects of EA Engineering, including the prospects of, and uncertainties facing, EA Engineering if it were to remain independent; (ii) the continued viability of EA Engineering's current strategies; (iii) the likelihood of achieving maximum long-term value as a public company; (iv) the strategic alternatives available to EA Engineering and the associated advantages and disadvantages; and (v) the likelihood that any other party would propose an acquisition or strategic business combination that would be more favorable to EA Engineering and its stockholders than the offer and the merger, particularly in light of the recently completed evaluation of EA Engineering's strategic alternatives;

  . the presentation Legg Mason Wood Walker, Incorporated made to the Special
    Committee on July 23, 2001 and the Fairness Opinion delivered to the Special Committee prior to the July 23, 2001 meeting of the Special Committee (without expressly adopting the analyses reflected in the presentations) to the effect that, as of such date and based upon the terms and conditions of the Merger Agreement and subject to certain matters stated in the opinion, the cash consideration of $1.60 per share to be received by holders of shares of the common stock in the offer and the merger was fair, from a financial point of view, to EA Engineering's stockholders. Stockholders are urged to read the fairness opinion in its entirety;

  . the arms-length negotiations between the Special Committee, none of whose members were employed by or affiliated with EA Engineering (except in their capacities as directors and except that Mr. Miller and the law firm of which he is a partner serve as legal counsel to EA Engineering), and us, our parent, Dr. Jensen, the Jensen Family Trusts, Eclair LLLP and The Louis Berger Group, Inc. that resulted in the $1.60 per share price;

  . the Special Committee's belief that the offer and the merger provide for a prompt cash tender offer for all outstanding shares of common stock to be followed by a merger for the same consideration, thereby enabling you to obtain the benefits of the transaction at the earliest possible time;

  . the fact that, although the Merger Agreement does not permit EA
    Engineering to solicit competing proposals, the Merger Agreement permits the Special Committee of EA Engineering's Board of Directors, in the exercise of its fiduciary duties, and subject to certain other conditions, to take a variety of actions to respond to competing proposals, including withdrawing its recommendation of the merger, and terminating the Merger Agreement in favor of a superior proposal;

  . the possibility that if a transaction with us and our parent were not negotiated and EA Engineering were to remain a publicly owned company, a decline in the market price of the shares or the stock market in general could occur and the price ultimately received by you in the open market or in a future transaction might be less than the $1.60 per share included in the offer and the merger; and

  . the business reputation of The Louis Berger Group, Inc. and its management and financial condition.

   As part of its analysis, the Special Committee also considered the alternative of causing EA Engineering to remain as a public company. The Special Committee considered EA Engineering's limitations as a public company as discussed above, including its limited financial resources. The Special Committee believed that an improvement in those factors that affect EA Engineering's prospects was not likely in the immediate future. Although the merger will allow only Dr. Jensen and the Jensen Family Trusts to participate in EA Engineering's future growth, if any, the Special Committee concluded that the potential benefit to you and the other stockholders of remaining public was outweighed by the risks and uncertainties associated with EA Engineering's future prospects. The Special Committee also concluded that obtaining a substantial cash premium for the shares now was preferable to preserving for you an opportunity to have a speculative future return.

   The Special Committee recognized that, although the consummation of the offer gives you the opportunity to realize a substantial premium over the price at which the shares were traded before the public announcement of the offer, tendering in the offer would eliminate the opportunity for you to participate in the future growth and profits of EA Engineering, if any. The Special Committee believed that the loss of the opportunity to participate in the growth and profits of EA Engineering, if any, was adequately reflected in the offer price of $1.60 per share. The Special Committee also recognized that there can be no assurance as to the level of growth or profits to be attained by EA Engineering in the future.

 EA Engineering's Board of Directors

   In reaching its determination referred to above, EA Engineering's Board of Directors considered and relied upon the conclusions and the unanimous recommendation of the Special Committee that EA Engineering's Board of Directors approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the offer and the merger, and they reviewed the considerations referred to above as having been taken into account by the Special Committee, as well as the Board of Directors' own familiarity with EA Engineering's business, financial condition, results of operations and prospects and the nature of the industry in which EA Engineering operates.

   In light of the number and variety of factors that the Special Committee and EA Engineering's Board of Directors considered in connection with their evaluation of the offer and the merger, neither the Special Committee nor EA Engineering's Board of Directors found it practicable to quantify or otherwise assign relative weights to those factors, and, accordingly, neither the Special Committee nor EA Engineering's Board of Directors did so. In addition, individual members of the Special Committee and EA Engineering's Board of Directors may have given different weights to different factors. Rather, each of the Special Committee and EA Engineering's Board of Directors viewed their positions and recommendations as being based on the totality of the information presented to and considered by it.

   EA Engineering's Board of Directors believes that the offer and the merger are procedurally fair because, among other things:

  . the Special Committee consisted of independent directors appointed by the Board of Directors to represent solely your interests and the interests of other holders of common stock of EA Engineering (other than Dr. Jensen and the Jensen Family Trusts);

  . the Special Committee retained and was advised by its own independent legal counsel and financial advisor;

  . EA Engineering's financial advisor, Legg Mason Wood Walker, Incorporated, assisted the Special Committee in evaluating the proposed transaction and provided other financial advice;

  . the Special Committee evaluated and negotiated the terms of the offer and the merger; and

  . the $1.60 per share cash purchase price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining with the Special Committee and its advisors.

   EA Engineering's Board of Directors believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to represent your interests effectively were present, and therefore, there was no need to retain any additional unaffiliated representative to act on your behalf in view of:

  . the unaffiliated status of the members of the Special Committee, whose sole purpose was to represent your interests and the interests of other holders of EA Engineering common stock (other than Dr. Jensen and the Jensen Family Trusts);

  . the retention by the Special Committee of its own independent legal counsel and financial advisor; and

  . the fact that the Special Committee, even though consisting of directors of EA Engineering (none of whom will hold any position as an officer, director or employee of us, our parent, The Louis Berger Group, Inc. or EA Engineering or any of their affiliates after the merger), is a mechanism well recognized under established corporate law to ensure fairness in transactions of this type.

 EA Engineering Acquisition Corporation, EA Engineering Holdings, LLC, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts

   Neither we nor our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen nor the Jensen Family Trusts, as the parties proposing to gain control of EA Engineering, participated in the deliberations of the Special Committee or the Board of Directors regarding the fairness to you of the offer and the merger. The rules of the Securities and Exchange Commission require each of us, our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts to express its belief as to the fairness of the offer and the merger to you, the unaffiliated holders of EA Engineering common stock. We and each of these other parties regard the acquisition of EA Engineering as an attractive investment opportunity because EA Engineering's future business prospects, with The Louis Berger Group, Inc. as an equity investor and EA Engineering's new capital structure, appear stronger with significant growth opportunities. Although the investment will involve a substantial risk to the entities that hold the common stock of EA Engineering after the merger, we and each of our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts believe that the long-term value of the equity investment could appreciate significantly.

   With respect to determining our belief as to the fairness of the consideration to be paid to you in the offer or the merger, we and each of our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts have considered the factors considered by the Special Committee and the Board of Directors referred to above. Additionally, we and each of our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts considered the following material factors:

  . EA Engineering's inability to find a third party buyer and that EA
    Engineering's financial advisors had been trying to identify a third party buyer since September 2000;

  . the relatively low volume trading in the shares and that the offer and the merger would result in immediate, enhanced liquidity for the stockholders of EA Engineering at a premium to recent trading prices;

  . the fact that the Board of Directors, based on the unanimous recommendation of the Special Committee, determined that the offer and the merger are fair to, and in the best interests of, you and the other stockholders (other than Dr. Jensen and the Jensen Family Trusts);

  . recent and historical trading prices for the common stock, particularly, the fact that the offer price represents a 51% premium to the closing sale price of the common stock ($1.06 per share) on the last trading day prior to public announcement of the offer;

  . the arm's length nature of the negotiations with the Special Committee with respect to the Merger Agreement;

  . the terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid, the parties' mutual representations, warranties and covenants and the conditions to their respective obligations and the absence of any future obligations on the part of the unaffiliated stockholders of EA Engineering; and

  . the opinion, without adopting it, of Legg Mason Wood Walker, Incorporated that the consideration to be paid to you in either the offer or the merger is fair to you from a financial point of view.

   After considering the foregoing, we and each of our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts has determined that it reasonably believes that the consideration to be paid to you in either the offer or the merger is fair to you from a financial point of view. In reaching this determination as to fairness, neither we nor our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen or the Jensen Family Trusts assigned specific weights to particular factors, but rather considered all factors as a whole. In reaching this determination, we, our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts recognized that the offer price approximates EA Engineering's net book value on a per share basis. Neither we nor our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen or the Jensen Family Trusts undertook a liquidation valuation or going concern valuation of EA Engineering. Neither we nor our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen or the Jensen Family Trusts relied on any report, opinion or appraisal in determining the fairness of the transaction to you and other holders of the common stock, but they and we do not disagree with the conclusions expressed by Legg Mason Wood Walker, Incorporated in its opinion to the Special Committee of the Board of Directors of EA Engineering.

   We, our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts believe that the offer and the merger are procedurally fair because, among other things:

  . the Board of Directors appointed the Special Committee consisting only of directors that are not officers or employees of EA Engineering and Dr. Jensen was not a member of the Special Committee;

  . the Special Committee was advised by its own independent legal counsel and negotiated the Merger Agreement on an arm's length basis;

  . the Special Committee retained its own independent financial advisor and utilized the services of the financial advisors retained by the Board of Directors to assist it in evaluating the proposal and who provided it with a fairness opinion with respect to the fairness, from a financial point of view, to you and the other holders of EA Engineering's common stock, other than Dr. Jensen and the Jensen Family Trusts;

  . the terms and conditions of the Merger Agreement resulted from active, arm's length negotiation with the Special Committee;

  . the Merger Agreement permits EA Engineering to furnish non-public information with respect to itself and to participate in negotiations in response to an unsolicited proposal, if the Special Committee determines in good faith that failure to do so would constitute a breach of its fiduciary duties to EA Engineering's stockholders;

  . the termination provisions of the Merger Agreement allow the Special
    Committee to terminate the agreement upon receipt of a superior proposal;
    and

  . EA Engineering's stockholders who believe the terms of the offer and the merger are not fair can pursue appraisal rights in the merger under the Delaware General Corporation Law.

   The Special Committee's legal counsel and financial advisor reported directly to the Special Committee and took direction from the Special Committee and not from Dr. Jensen. EA Engineering's financial advisors reported directly to the Special Committee and the Board of Directors and took direction from the Special Committee in their delivery of the fairness opinion. Dr. Jensen engaged his own legal counsel. The Board of Directors acted upon the recommendation of the Special Committee and at all times the Special Committee was aware of the interests of Dr. Jensen and the Jensen Family Trusts in the proposed transaction.

   We, our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen and the Jensen Family Trusts recognize that the offer and the merger are not structured specifically to require the approval of a majority of disinterested stockholders. Consummation of the offer is conditioned upon, among other things, achieving the 90% threshold, which may be waived by us without the written consent of EA Engineering provided that there shall have been validly tendered and not withdrawn a number of shares that when added to the shares owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes a majority of the shares outstanding on a fully-diluted basis. Accordingly, if we purchase all shares of common stock tendered in the offer, we will be able to approve the merger even if all of the remaining holders vote against the merger. Pursuant to the Merger Agreement, consummation of the offer is a condition to the merger.

   Neither we nor our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen or the Jensen Family Trusts have made any provisions in connection with the offer and the merger to grant any unaffiliated stockholders access to EA Engineering's corporate records, or to obtain counsel or appraisal services at the expense of EA Engineering, us, our parent, The Louis Berger Group, Inc., Ecolair LLLP, Dr. Jensen or the Jensen Family Trusts.

Opinion of the Financial Advisor.

   On July 23, 2001, Legg Mason Wood Walker, Incorporated rendered its opinion to the Special Committee that, as of that date, the consideration to be received by you and the other holders of the common stock of EA Engineering (other than Dr. Jensen and the Jensen Family Trusts) in the proposed offer and subsequent merger was fair from a financial point of view to you and the other holders of common stock. No limitations were imposed by the Special Committee upon Legg Mason Wood Walker, Incorporated with respect to the investigations made or procedures followed by it in rendering its opinion.

   The full text of the written opinion of Legg Mason Wood Walker, Incorporated, dated July 23, 2001, which summarizes the assumptions made in the opinion, is attached as Annex A to EA Engineering's Solicitation/Recommendation Statement on Schedule 14D-9 which has been mailed to stockholders together with this offer to purchase. You and the other holders of common stock are urged to read the opinion in its entirety. The full text of the written opinion is also available for inspection and copying during normal business hours by you, a representative you designate in writing, any interested stockholder or a representative they designate in writing, at the office of EA Engineering at 11019 McCormick Road, Hunt Valley, MD 21031. The opinion of Legg Mason Wood Walker, Incorporated is addressed to the Special Committee and does not constitute a recommendation to you or any other holder of common stock as to whether you should tender your shares of common stock in the offer or how you should vote at any stockholders meeting in connection with the merger. The summary of the opinion of Legg Mason Wood Walker, Incorporated in this offer to purchase is qualified in its entirety by reference to the full text of the opinion.

   In connection with its opinion, Legg Mason Wood Walker, Incorporated reviewed, among other things, (a) the Merger Agreement and certain related documents, (b) EA Engineering's Annual Reports, Forms 10-K and related financial statements and other relevant financial and operating information for the fiscal years ended August 31, 1997, 1998, 1999 and 2000, (c) EA Engineering's draft financial statements and other relevant financial and operating information for the quarter and nine-month period ended May 31, 2001 and

(d) information, including financial forecasts, provided to Legg Mason Wood Walker, Incorporated by the management of EA Engineering relating to the business, earnings, cash flow, assets and prospects of EA Engineering. Legg Mason Wood Walker, Incorporated also had discussions with members of the senior management of EA Engineering regarding the past and current business operations, financial condition and future prospects of EA Engineering. In addition, Legg Mason Wood Walker, Incorporated reviewed the reported price and trading activity for the shares of EA Engineering common stock, compared certain financial and stock market data for EA Engineering with similar information for certain other publicly traded companies, analyzed publicly available information concerning the terms of certain selected business combinations in the environmental engineering industry and performed other studies and analyses as Legg Mason Wood Walker, Incorporated considered necessary or appropriate.

   Legg Mason Wood Walker, Incorporated relied upon and assumed, without independent verification, the accuracy and completeness of information that was publicly available or that was furnished to it by or on behalf of EA Engineering, and it has not assumed any responsibility or liability for that information. Legg Mason Wood Walker, Incorporated did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of EA Engineering, nor were any valuations or appraisals provided to Legg Mason Wood Walker, Incorporated. Legg Mason Wood Walker, Incorporated further assumed that the financial forecasts provided to it by EA Engineering were reasonably prepared on a basis reflecting the best judgment and currently available estimates of management and that such forecasts will be realized in the amounts and at the times contemplated. Legg Mason Wood Walker, Incorporated took into account its assessment of general economic, financial, market and industry conditions as they existed and could be evaluated as of the date of the opinion, as well as their experience in business valuations in general.

   The opinion of Legg Mason Wood Walker, Incorporated, is based on economic, market and other considerations as in effect on, and the information made available to Legg Mason Wood Walker, Incorporated as of, July 23, 2001, the date of the opinion. Subsequent developments may affect the opinion; however, Legg Mason Wood Walker, Incorporated does not have any obligation to update, revise or reaffirm such opinion.

   The following is a summary of the material financial analyses utilized by Legg Mason Wood Walker, Incorporated in connection with providing its opinion:

   Public Trading Multiples. Using publicly available information, Legg Mason Wood Walker, Incorporated compared financial data of EA Engineering with similar data for a group of publicly traded companies engaged in businesses which Legg Mason Wood Walker, Incorporated judged to be comparable to that of EA Engineering. The group of companies consisted of Ecology and Environment, Inc., The IT Group, Inc., Michael Baker Corp., Tetra Tech, Inc., URS Corp. and Versar, Inc. For each comparable company, Legg Mason Wood Walker, Incorporated calculated multiples based on publicly available financial data for the latest twelve months ("LTM"), specifically multiples of enterprise value to LTM net revenues, enterprise value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), stock price to LTM actual and 2001 and 2002 projected earnings per share ("EPS") and equity value to tangible book value. Projected earnings per share data for the selected publicly traded companies was provided by First Call Analysts' Research and FactSet Data Systems. These multiples were then applied to EA Engineering's LTM revenues, LTM EBITDA, LTM EPS, projected 2000 and 2001 EPS and tangible book value, respectively. The chart below details the range and means of multiples as compared to the related multiple for the contemplated transaction:

                                                                   Contemplated
   Metric                                         Range     Mean   Transaction
   ------                                     ------------- ----- --------------
   Enterprise Value/LTM Net Revenue..........  0.3 --  0.6x  0.5x       0.3x
   Enterprise Value/LTM EBITDA...............  5.3 --  9.5x  6.9x     123.4x
   Stock Price/LTM EPS....................... 10.7 -- 27.2x 20.2x Not Meaningful
   Stock Price/2001P EPS.....................  8.9 -- 10.9x 10.0x Not Meaningful
   Stock Price/2002P EPS.....................  7.2 --  9.2x  8.5x      20.0x
   Equity Value/Tangible Book Value..........  0.8 --  3.5x  2.4x       1.3x

   Selected Transaction Analysis. Using publicly available information, Legg Mason Wood Walker, Incorporated examined selected transactions with respect to environmental engineering industry acquisitions. The selected transactions were:

  . American Capital Strategies' acquisition of Roy F. Weston, Inc.

  . Futureco Environmental's acquisition of GZA Geoenvironmental Technologies

  . Mactec, Inc.'s acquisition of Harding Lawson Associates

  . The IT Group, Inc.'s acquisition of Emcon

  . URS Corp.'s acquisition of Dames & Moore, Inc.

   For each of these transactions where the consideration has been disclosed and there are publicly available financial results for the company acquired, Legg Mason Wood Walker, Incorporated calculated enterprise value as a multiple of LTM net revenues and as a multiple of LTM EBITDA. Legg Mason Wood Walker, Incorporated also calculated equity value as a multiple of LTM net income and as a multiple of tangible book value. These multiples were then applied to EA Engineering's LTM net revenues, LTM EBITDA, LTM net income and tangible book value, respectively. The chart below details the range and means of multiples as compared to the related multiple for the contemplated transaction:

                                                                   Contemplated
   Metric                                         Range     Mean   Transaction
   ------                                      ------------ ----- --------------
   Enterprise Value/LTM Net Revenue........... 0.4 --  0.9x  0.5x       0.3x
   Enterprise Value/LTM EBITDA................ 5.7 --  9.0x  7.5x     123.4x
   Equity Value/LTM Net Income................ 8.3 -- 45.8x 28.3x Not Meaningful
   Equity Value/Tangible Book Value........... 1.0 --  1.4x  1.2x       1.3x

   No company, transaction or business used in the comparison with comparable companies or selected transactions analysis is identical to EA Engineering. Accordingly, an analysis of the above calculations is not entirely mathematical. Instead, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, selected transactions or the company or transaction to which they are being compared.

   Discounted Cash Flow Analysis. Legg Mason Wood Walker, Incorporated performed a discounted cash flow analysis of EA Engineering. Legg Mason Wood Walker, Incorporated calculated a net present value of estimated cash flow for the fiscal years 2002 through 2005 using discount rates ranging from 15.0% to 17.0%. Legg Mason Wood Walker, Incorporated calculated EA Engineering's terminal value in the year 2005 based on multiples ranging from 4.0x EBITDA to 6.0x EBITDA. These terminal values were then discounted to present value using discount rates ranging from 15.0% to 17.0%. Using the foregoing terminal values and discounted cash flow, the enterprise value ranged from $10.2 million to $15.0 million, as compared to the enterprise value of the contemplated transaction of $10.5 million. Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Legg Mason Wood Walker, Incorporated's opinion. In arriving at its fairness determination, Legg Mason Wood Walker, Incorporated considered the results of all such analyses. The analyses were prepared solely for the purpose of Legg Mason Wood Walker, Incorporated providing its opinion to the Special Committee as to the fairness of the consideration to be received by you and the other holders of EA Engineering common stock in the proposed offer and subsequent merger and do not purport to be appraisals that necessarily reflect the prices at which assets, businesses or securities may actually be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty as a result of being based upon numerous factors or events beyond the control of EA Engineering, neither EA Engineering nor Legg Mason Wood Walker, Incorporated nor any other person assumes responsibility if future results are materially different from those forecasts.

   As described above, Legg Mason Wood Walker, Incorporated's opinion to the Special Committee was one of the many factors taken into consideration by the Special Committee in making its determination to approve the transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Legg Mason Wood Walker, Incorporated and is qualified by the written opinion of Legg Mason Wood Walker, Incorporated.

   As a part of its investment banking business, Legg Mason Wood Walker, Incorporated is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been advised that Legg Mason Wood Walker, Incorporated was selected to advise EA Engineering and deliver a fairness opinion with respect to the offer and the merger on the basis of such experience and its particular knowledge of and experience with small, publicly-traded companies.

   In the ordinary course of business, Legg Mason Wood Walker, Incorporated makes a market in the equity securities of EA Engineering and may from time to time hold a long or short position in such securities. In addition, Edmund J. Cashman, a member of the Board of Directors of EA Engineering, is a Senior Executive Vice President of Legg Mason Wood Walker, Incorporated, and Legg Mason, Inc.

   Pursuant to an engagement letter dated May 26, 2000, EA Engineering engaged Legg Mason Wood Walker, Incorporated and TechKNOWLEDGEy Strategic Group to act as its financial advisors in connection with the possible sale of EA Engineering. Pursuant to the terms of the engagement letter, EA Engineering has agreed to pay Legg Mason Wood Walker, Incorporated and TechKNOWLEDGEy Strategic Group $440,100 upon the successful consummation of the transaction. EA Engineering has agreed to reimburse Legg Mason Wood Walker, Incorporated and TechKNOWLEDGEy Strategic Group for their reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Legg Mason Wood Walker, Incorporated and TechKNOWLEDGEy Strategic Group against certain liabilities, including certain liabilities under federal securities laws.

Purpose of the Offer; Plans for EA Engineering.

 Purpose of the Offer.

   The purpose of the offer is to enable us to acquire as many outstanding shares of common stock of EA Engineering as possible as a first step in acquiring the entire equity interest of EA Engineering. The purpose of the merger is for our parent to acquire all of the shares of common stock not purchased pursuant to the offer and which we, our parent, Dr. Jensen and the Jensen Family Trusts do not hold at that time. Upon consummation of the merger, EA Engineering will become a direct wholly owned subsidiary of our parent. The offer is being made pursuant to the Merger Agreement.

   In determining whether to make the offer and thereafter effect the merger, we and our parent considered several factors, including the potential future financial performance of EA Engineering and historical and recent trading prices for the shares of EA Engineering common stock. We and our parent also considered the following factors:

  . EA Engineering's inability to find a third party buyer;

  . the relatively low volume of trading in the shares of EA Engineering and that the offer and the merger would result in immediate, enhanced liquidity for the stockholders of EA Engineering at a premium to recent trading prices;

  . the greater flexibility that EA Engineering's management would have to focus on long-term business goals, as opposed to the more short-term focus that can result from the quarterly filing requirements of the Securities and Exchange Commission;

  . the decrease in costs associated with being a public company (for example, as a privately-held entity, EA Engineering would no longer be required to file quarterly, annual or other periodic reports with the Securities and Exchange Commission or publish and distribute to its stockholders annual reports and proxy statements); and

  . the reduction in the amount of public information available to competitors about EA Engineering's business that would result from the termination of EA Engineering's obligations under the reporting requirements of the Securities and Exchange Commission.

   Under the Delaware General Corporation Law, the approval of EA Engineering's Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. The Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously approved the Merger Agreement, the offer and the merger, determined that the offer and merger are fair to, and in your best interests and recommends that you accept the offer and tender your shares pursuant to the offer. Unless the merger is consummated pursuant to the "short-form" merger provisions under Section 253 of the Delaware General Corporation Law described below (in which case your vote is not required), the only remaining required corporate action of EA Engineering is the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the affirmative vote of the holders of a majority of the shares of common stock.

   In the Merger Agreement, EA Engineering has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated by the Merger Agreement if action is required by the Delaware General Corporation Law. However, under the Delaware General Corporation Law, if we own, pursuant to the offer and including the shares currently owned by Dr. Jensen and the Jensen Family Trusts, at least 90% of the outstanding shares of common stock, we will be able to approve the merger without a vote of EA Engineering's stockholders. Accordingly, if we own at least 90% of the outstanding shares of common stock, including the shares currently owned by Dr. Jensen and the Jensen Family Trusts, we will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement without a vote of EA Engineering's stockholders. In that event, we, our parent, and EA Engineering have agreed in the Merger Agreement to take, at our request, all necessary and appropriate action to cause the merger to become effective without a meeting of EA Engineering's stockholders. If, however, we do not own at least 90% of the outstanding shares pursuant to the offer or otherwise and a vote of EA Engineering's stockholders is required under the Delaware General Corporation Law, a significantly longer period of time will be required to effect the merger.

   If we purchase shares of common stock pursuant to the offer, the Merger Agreement provides that we will be entitled to designate representatives to serve on EA Engineering's Board of Directors in proportion to our ownership of shares of common stock following the purchase. We expect that this representation will permit us to exert substantial influence over the conduct of EA Engineering's business and operations.

   Other than as set forth in "Special Factors--Background of the Offer," neither we, our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP nor The Louis Berger Group, Inc. considered any alternative means of acquiring EA Engineering other than by the offer and the merger.

 Plans for EA Engineering.

   Subject to certain matters described below, our parent expects that, immediately following the merger, it will dissolve and distribute all shares of the common stock of EA Engineering which it holds to its members. As a result, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP, the limited liability limited partnership controlled by Dr. Jensen, would own 26.6%, 12.0% and 12.4%, respectively, or an aggregate of 51% of the common stock of EA Engineering, and The Louis Berger Group, Inc. would own 49% of the common stock of EA Engineering. We expect that the business and operations of EA Engineering will generally continue as they are currently being conducted. Dr. Jensen and The Louis Berger Group, Inc. currently intend to cause EA Engineering's operations to continue to be run and managed by, among others, EA Engineering's existing management. Dr. Jensen and The Louis Berger Group, Inc. will continue to evaluate all aspects of the business, operations, capitalization and management of EA Engineering during the pendency of the offer and after the consummation of the offer and the merger and will take any further actions as they deem appropriate under the circumstances then existing. The offer and the merger are being undertaken at this time for the reasons set forth in "Special Factors-- Background of the Offer."

   As a result of the offer and after consummation of the merger and the expected dissolution of our parent, the interest of Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc. in EA Engineering's net book value and net earnings will be in proportion to the number of shares of common stock owned by each. They will be entitled to all the benefits resulting from their respective ownership interests, including all income generated by EA Engineering's operations and any future increase in EA Engineering's value. Similarly, they will also bear the risk of losses generated by EA Engineering's operations and any future decrease in the value of EA Engineering after the merger. Subsequent to the merger, you and the other current holders of EA Engineering's common stock (other than Dr. Jensen and the Jensen Family Trusts) will cease to have any equity interest in EA Engineering, will not have the opportunity to participate in the earnings and growth of EA Engineering after the merger and will not have any right to vote on corporate matters. Similarly, you and other current holders of EA Engineering's common stock (other than Dr. Jensen and the Jensen Family

Trusts) will not face the risk of losses generated by EA Engineering's operations or decline in the value of EA Engineering after the merger.

   EA Engineering's common stock is currently traded on The Nasdaq SmallCap Market. Following the consummation of the merger, the shares of common stock will no longer be quoted on The Nasdaq SmallCap Market and the registration of the shares of common stock under the Securities Exchange Act of 1934, as amended, will be terminated. Accordingly, after the merger there will be no publicly-traded equity securities of EA Engineering outstanding and EA Engineering will no longer be required to file periodic reports with the Securities and Exchange Commission. See "Special Factors--Certain Effects of the Offer and the Merger." It is expected that, if shares of common stock are not accepted for payment by us pursuant to the offer and the merger is not consummated, EA Engineering's current management, under the general direction of the Board of Directors, will continue to manage EA Engineering as an ongoing business.

   Except as otherwise discussed in this offer to purchase, neither we nor our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc., or any of our or their respective directors, executive officers, general partners, members, or controlling affiliates has any present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving EA Engineering or any of its subsidiaries, or sale or transfer of a material amount of assets of EA Engineering or any of its subsidiaries or in any other material changes to EA Engineering's capitalization, dividend policy, corporate structure, business or composition of management of EA Engineering. Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc. have, however, entered into the Stockholders Agreement, as further described below, which permits them to cause the election to the Board of Directors of certain of their representatives. However, the effectiveness of that agreement is conditioned upon the consummation of the offer. See "Special Factors--Interests of Certain Persons in the Offer and the Merger--The Stockholders Agreement."

Interests of Certain Persons in the Offer and the Merger.

   In considering the determination of us, our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc. that the consideration to be paid to you in either the offer or the merger is fair to you from a financial point of view, you should be aware that, in addition to the matters discussed above, Dr. Jensen and the Jensen Family Trusts have various interests in the merger described in this section that are in addition to and different from your interests and may create potential conflicts of interest. Dr. Jensen and the Jensen Family Trusts currently own, before giving effect to the offer, the merger and the transactions contemplated by the Merger Agreement, 26.6% and 12.0%, respectively, of the outstanding shares of common stock of EA Engineering. Ecolair LLLP, a limited liability limited partnership controlled by Dr. Jensen, and The Louis Berger Group, Inc. have jointly formed our parent in order to effect the offer, the merger and the transactions contemplated by the Merger Agreement. Ecolair LLLP has agreed to contribute $1.2 million to our parent and The Louis Berger Group, Inc. has agreed to contribute $4.9 million to our parent in order to pay for the shares in the offer and the merger and to pay the related transaction expenses. We are a wholly owned subsidiary of our parent formed for the purposes of effecting the offer and the merger.

 Stock Voting, Non-Tender and Contribution Agreement

   The following is a summary of the Stock Voting, Non-Tender and Contribution Agreement. This summary is qualified in its entirety by reference to the Stock Voting, Non-Tender and Contribution Agreement, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission. The Stock Voting, Non-Tender and Contribution Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in "The Tender Offer--Certain Information Concerning EA Engineering."

   Dr. Jensen and the Jensen Family Trust have entered into a Stock Voting, Non-Tender and Contribution Agreement dated as of July 24, 2001 by and among us, our parent, Dr. Jensen, the Jensen Family Trusts,

Ecolair LLLP and The Louis Berger Group, Inc. pursuant to which the parties to the agreement have agreed not to tender their shares of common stock in the offer, to contribute their shares to our parent after the expiration of the offer and immediately prior to the purchase of the shares properly tendered and not withdrawn pursuant to the offer, to vote their shares in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement if stockholder approval is required and to vote against any competing offer. Upon the contribution of the shares of common stock of EA Engineering to our parent in exchange for equity interests in our parent, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP will own 51% of the equity interests of our parent and The Louis Berger Group, Inc. will own 49%.

 The Stockholders Agreement.

   The following is a summary of the Stockholders Agreement. The summary is qualified in its entirety by reference to the Stockholders Agreement, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission. The Stockholders Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in "The Tender Offer--Certain Information Concerning EA Engineering."

   Concurrently with the execution of the Merger Agreement, EA Engineering, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc. entered into the Stockholders Agreement pertaining to the shares of common stock of EA Engineering that will be held by them following the offer and the merger. The Stockholders Agreement becomes effective upon the purchase of shares pursuant to the offer and is intended to govern the rights of the parties as stockholders following the offer.

   Pursuant to the Stockholders Agreement, at any time following the closing of the offer, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP have the right to sell, and The Louis Berger Group, Inc. has the obligation to purchase, all or any portion of the shares of common stock owned by them. We refer to this right to sell by Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP and the corresponding obligation of The Louis Berger Group, Inc. to purchase as the "put option." The purchase price per share for the put option is the greater of
(i) the price paid by us in the offer and (ii) the per share valuation of EA Engineering determined by multiplying EA Engineering's earnings before interest expense, taxes, depreciation and amortization (EBITDA) for the twelve months prior to the exercise of the put option, which are referred to as the "calculation months," by six and subtracting from the product any outstanding debt and dividing the result by the number of shares outstanding. In calculating EBITDA, Dr. Jensen's annual compensation is assumed to be $250,000, regardless of what his actual compensation is during the calculation period.

   In the event that the EBITDA for the calculation months exceeds by more than 50% the EBITDA for the twelve months preceding the calculation months, the calculation shall be based upon the sum of 150% of the EBITDA for the twelve months preceding the calculation months and one-half of the excess of the EBITDA for the calculation months over 150% of the EBITDA for the twelve months preceding the calculation months. If, however, the purchase price is calculated using the EBITDA for the twelve months preceding the calculation months, as described in the previous sentence, and the EBITDA for the twelve months following the calculation months is at least equal to the EBITDA for the calculation months, the purchase price shall be recalculated on the basis of the EBITDA for the calculation months, and The Louis Berger Group, Inc. shall pay the additional purchase price to the party who exercised the put option.

   If Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP were to exercise the put option immediately following the offer, the purchase price would be $1.60 per share.

   Pursuant to the Stockholders Agreement, The Louis Berger Group, Inc. has agreed to set aside, after the merger, a number of shares of EA Engineering common stock equal to five percent (5%) of the then outstanding common stock of EA Engineering for purchase by employees of EA Engineering as a form of incentive compensation arrangement. The total number of shares set aside, the terms and conditions of the purchase transactions and the employees eligible to participate will be determined after the merger.

   The Stockholders Agreement also contains customary restrictions on transfer, "rights of first refusal," "tag-along" rights and "drag-along" rights. Pursuant to the "right of first refusal" provisions, in the event that a party to the agreement wishes to sell its common stock of EA Engineering to a third party, the other parties to the Stockholders Agreement have the right to purchase the stock from the selling party on the same terms as the offer to the third party. Alternatively, pursuant to the "tag-along" rights provision, in the event that the non-offering parties want to sell their common stock, as well, they have the right to participate in the sale of the stock to the third party on a proportional basis. Pursuant to the "drag-along" rights provision, if EA Engineering has received a bona fide proposal from a third party to acquire EA Engineering, and the holders of two-thirds of the shares of EA Engineering have approved the proposal, then all stockholders will be required to transfer their shares in connection with the transaction and to vote in favor of the transaction if stockholder approval is required. The "drag-along" rights provision of the Stockholders Agreement only applies in the event that the proposal is for a price in excess of three times the price in this offer and the consideration is either cash, securities listed on a national securities exchange or automated quotation system or a combination of both.

   The Stockholders Agreement also contains provisions regarding the composition of the Board of Directors of EA Engineering. The parties to the Stockholders Agreement have agreed to establish and maintain the authorized size of the Board of Directors of EA Engineering at five directors, three of whom are to be designated by Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP and two of whom are to be designated by The Louis Berger Group, Inc.; to maintain the quorum requirements for actions of the Board of Directors at a majority of the entire number of directors (which must include at least one director designated by The Louis Berger Group, Inc.); and to maintain the voting requirements for actions of the Board of Directors at a majority of directors present at a meeting at which there is a quorum, except in the case of matters where the Stockholders Agreement, the certificate of incorporation or the bylaws may impose a greater voting requirement.

 Indemnification and Insurance

   The Merger Agreement provides that the provisions of the certificate of incorporation and the bylaws of EA Engineering as the surviving corporation in the merger relating to indemnification and exculpation from liability and advancement of expenses cannot be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who at or prior to the effective time of the merger were directors or officers of EA Engineering, unless the modification is required by law.

   The Merger Agreement further provides that, for a period of six years from the effective time of the merger, EA Engineering, as the surviving corporation in the merger, will maintain in effect directors' and officers' liability insurance policies, for the benefit of those persons who are covered by EA Engineering's directors' and officers' liability insurance policies at the effective time of the merger, which provides coverage with respect to matters occurring prior to the effective time of the merger that is at least equal to the coverage provided under EA Engineering's current officers' and directors' liability insurance policies. If the insurance, however, cannot be maintained at a cost equal to 150% of the annual premiums currently paid by EA Engineering for such insurance, EA Engineering will maintain as much of the insurance as can be so maintained at a cost equal to 150% of the current annual premiums of EA Engineering for such insurance.

 Stock Options

   In the merger, all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase shares of common stock of EA Engineering, granted under any plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of EA Engineering or any of its subsidiaries whether or not then fully exercisable or vested, will become fully exercisable and vested, and the stock options shall be canceled by EA Engineering, and each holder will receive a cash payment from

EA Engineering in an amount (if any), equal to the product of the number of shares subject to the stock option and the difference (if positive) between $1.60 and the exercise price per share of the stock option.

Merger Agreement.

   The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "The Tender Offer--Certain Information Concerning EA Engineering."

 The Offer.

   The Merger Agreement provides that we will commence the offer and that our obligation to consummate the offer and to accept for payment and to pay for any shares of common stock tendered pursuant to the offer shall be subject to only those conditions set forth in the Merger Agreement. Subject to the terms of the Merger Agreement, we and our parent may modify the terms of the offer, including, without limitation, to extend the offer beyond the expiration date (as defined below) or waive any of the conditions set forth in "The Tender Offer--Conditions of the Offer" in our sole discretion. We cannot, however, without the prior written consent of EA Engineering, take any of the following actions:

  . change the form of consideration to be paid in the offer;

  . decrease the offer price;

  . decrease the number of shares of common stock subject to the offer;

  . extend the expiration date of the offer beyond twenty-one (21) business days after the commencement of the offer, except (i) as required by applicable law or by any rule or regulation of the Securities and Exchange Commission, (ii) that if, immediately prior to the expiration date of the offer (as it may be extended), the shares tendered and not withdrawn pursuant to the offer, when added to the shares then owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, do not constitute at least 90% of the outstanding shares of common stock on a fully diluted basis, we may, in our sole discretion, extend the offer for one or more periods not to exceed an aggregate of ten (10) business days after the expiration date of the offer, notwithstanding that all other conditions to the offer are satisfied as of the expiration date of the offer, or (iii) that if any condition to the offer has not been satisfied or waived, we may, in our sole discretion, extend the expiration date of the offer for one or more periods (not in excess of twenty (20) business days each) but in no event later than December 1, 2001;

  . waive the condition that there shall have been validly tendered and not withdrawn immediately prior to the expiration of the offer the number of shares which, when added to the shares then owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, would constitute at least 90% of the outstanding shares of common stock on a fully-diluted basis, except that we may waive this condition in our sole discretion if there shall have been validly tendered and not withdrawn such number of shares that, when added to the shares owned by us, our parent, Dr. Jensen and the Jensen Family trusts, would constitute at least a majority of the shares outstanding on a fully diluted basis (for purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less than the purchase price in this offer);

  . waive the condition relating to the non-termination of the Merger
    Agreement;

  . amend any term or any condition of the offer in any manner adverse to the holders of common stock in any material respect; or

  . impose any additional condition to the offer.

   Under the Merger Agreement, EA Engineering may, on the expiration date of the offer, request that we extend the offer if it would have expired without any shares of common stock being purchased because the conditions set forth in "The Tender Offer--Conditions of the Offer" have not been met, for one or more periods not exceeding, in each case, ten (10) business days (but in no event later than December 1, 2001) unless our parent reasonably believes at the time that the conditions are not capable of being satisfied. Subject to the terms and conditions of the offer set forth in "The Tender Offer--Conditions of the Offer," we shall pay for all shares of common stock validly tendered and not withdrawn pursuant to the offer as soon after the expiration of the offer as it is legally permissible to do so under applicable law.

   Pursuant to the terms of the Merger Agreement, EA Engineering has approved of and consented to the offer and has represented that its Board of Directors and the Special Committee has unanimously (i) adopted resolutions approving the Merger Agreement, the offer and the merger, (ii) determined that the offer and the merger are fair to you and in your best interests, (iii) recommended that you accept the offer and approve and adopt the Merger Agreement and approve the merger, and (iv) taken all action necessary to render Section 203 of the Delaware General Corporation Law inapplicable to the offer and the merger.

   The term "expiration date" means 5:00 p.m., New York City time, on Thursday, August 30, 2001, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" will refer to the latest time and date at which the offer, as so extended by us, will expire.

 Composition of the Board Following Consummation of the Offer.

   The Merger Agreement provides that, promptly upon consummation of the offer, we may elect the number of directors, rounded up to the next whole number, of the Board of Directors of EA Engineering as is equal to the product of the total number of directors on the Board of Directors (determined after giving effect to the directors elected pursuant to this provision) multiplied by the percentage that the number of shares of common stock beneficially owned by us, our parent or our affiliates at such time bears to the total number of shares of common stock then outstanding. EA Engineering agrees to take all action requested by our parent which is reasonably necessary to effect any election, including, without limitation, increasing the size of the Board of Directors of EA Engineering and/or using its reasonable best efforts to secure the resignation of directors.

 The Merger.

   The Merger Agreement provides that we will be merged with and into EA Engineering in accordance with the Delaware General Corporation Law and, following the merger, our separate corporate existence will cease and EA Engineering will continue as the surviving corporation.

   At the effective time of the merger and without any action on the part of any stockholder of EA Engineering,

  . each share of common stock of us that is issued and outstanding immediately prior to the effective time of the merger shall be converted into and become one share of common stock of the surviving corporation;

  . each share of common stock of EA Engineering that is issued and outstanding immediately prior to the effective time of the merger that is owned by EA Engineering or any subsidiary of EA Engineering or by us, our parent or any other subsidiary of our parent shall automatically be canceled and shall cease to exist; and

  . each share of common stock of EA Engineering that is issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive $1.60 per share from the surviving corporation in cash, without interest, and all the shares of common stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and each holder of a certificate representing any shares shall cease to have any rights, except the right to receive $1.60 per share in cash.

However, notwithstanding the above, a stockholder has the right to demand appraisal of its shares under Section 262 of the Delaware General Corporation Law. See "Special Factors--Appraisal Rights" for further information regarding your right to demand an appraisal of your shares.

   The Merger Agreement provides that in the event that we acquire at least 90% of the outstanding shares of common stock, we, our parent and EA Engineering will take all necessary and appropriate action to cause the merger to become effective as soon as practicable after the expiration of the offer without a meeting of the stockholders of EA Engineering, in accordance with Section 253 of the Delaware General Corporation Law.

   The Merger Agreement provides that the respective obligations of us and our parent, on the one hand, and EA Engineering, on the other hand, to effect the merger are subject to the fulfillment, at or prior to the effective time, of each of the following conditions:

  . we shall have accepted for payment and paid for all shares of common stock validly tendered pursuant to the offer and not withdrawn in an amount equal to that number of shares which, taken together with the shares owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, would constitute at least 90% of the shares of common stock of EA Engineering outstanding on a fully-diluted basis, unless the condition is waived by us; this condition, however, will be deemed to have been satisfied with respect to our obligations to effect the merger if we fail to accept for payment and pay for any shares of common stock validly tendered pursuant to the offer in violation of the terms of the Merger Agreement;

  . the Merger Agreement will have been adopted by the stockholders of EA
    Engineering, if approval of the Merger Agreement by a stockholder vote is required pursuant to EA Engineering's certificate of incorporation, the Delaware General Corporation Law or other applicable law; and

  . no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect and the party asserting this condition shall have used its reasonable best efforts to lift or remove any order, injunction, restraint or prohibition.

 Options.

   Pursuant to the Merger Agreement, EA Engineering will (i) terminate its stock option plan, its employee stock purchase plan, its stock incentive plan and the two non-employee director stock option plans, and any other stock incentive plans, immediately prior to the effective time of the merger, (ii) grant no additional stock options, restricted stock awards, stock appreciation rights or other interests in respect of any shares of common stock of EA Engineering under any stock incentive plan and (iii) amend, immediately prior to the effective time of the merger, the provisions of any other employee benefit plan, program, arrangement or agreement providing for the issuance, transfer or grant of any shares of common stock, or any interest in respect of any shares of common stock, to provide no continuing rights to acquire, hold, transfer, or grant any shares of common stock or any interest in any shares of common stock.

   In addition, the Merger Agreement provides that each outstanding stock option which immediately prior to the effective time of the merger is not vested will accelerate and become fully vested and exercisable upon the effective time of the merger in accordance with the terms of the applicable stock option plan of EA Engineering. At the effective time, each stock option will be canceled by EA Engineering and in consideration of the cancellation, EA Engineering will pay to each holder of a canceled stock option an amount equal to the product of (A) the excess, if any, of (i) the consideration paid for the shares in the merger over (ii) the exercise price per share of the stock option multiplied by (B) the number of shares subject to the stock option immediately prior to its cancellation. Prior to the effective time, EA Engineering will have taken all actions necessary, including obtaining all required consents, so that all amounts, if any, deducted by EA Engineering prior to the effective time from the payroll of a participant under the employee stock purchase plan will be paid to a participant immediately prior to the effective time. Further, all contributions by EA Engineering, if any, attributable to such amounts and accrued under the employee stock purchase plan will also be paid to the participant immediately prior to the effective time.

 Directors and Officers of the Surviving Corporation.

   The Merger Agreement provides that our directors immediately prior to the effective time of the merger shall become the directors of EA Engineering as the surviving corporation in the merger, and the officers of EA Engineering immediately prior to the effective time shall remain the officers after the effective time of the merger.

 EA Engineering Stockholders' Meeting.

   Pursuant to the Merger Agreement, promptly following the purchase of shares of common stock of EA Engineering pursuant to the offer, if approval of the merger by the stockholders of EA Engineering is required by applicable law, EA Engineering will, with the cooperation of our parent, take all action necessary to convene and hold a special meeting of EA Engineering's stockholders for the purpose of considering and voting upon the adoption of the Merger Agreement and to approve the merger. At the stockholders meeting, EA Engineering will submit the Merger Agreement and the merger to the stockholders for their approval. EA Engineering's Board of Directors shall recommend that the stockholders vote in favor of the adoption of the Merger Agreement and to approve the merger at the stockholders meeting and to cause that recommendation to be included in any required proxy statement. The record date for the stockholders meeting will be a date subsequent to the date we become a record holder of shares of common stock purchased pursuant to the offer.

   EA Engineering has agreed that, if stockholder approval of the merger is required by applicable law, it will promptly prepare and file a proxy statement with the Securities and Exchange Commission relating to the stockholders meeting. Moreover, EA Engineering will use its best efforts to respond to any comments of the Securities and Exchange Commission or its staff and to cause the proxy statement to be cleared by the Securities and Exchange Commission and mailed to EA Engineering's stockholders at the earliest practicable date. We, Dr. Jensen and the Jensen Family Trusts have agreed to cause all shares of common stock purchased pursuant to the offer and all other shares of common stock owned by us or them, respectively, to be voted in favor of the adoption of the Merger Agreement and the approval of the merger.

 Interim Operations.

   The Merger Agreement provides that except as otherwise expressly permitted or required by the Merger Agreement, as disclosed by EA Engineering or as consented to in writing by our parent, during the period from the date of the Merger Agreement through the effective time of the merger, EA Engineering will, and will cause its subsidiaries to:

  . carry on their respective businesses in the usual, regular and ordinary course, in all material respects, in substantially the same manner as conducted prior to the date of the Merger Agreement, and shall use all reasonable efforts to preserve intact their present lines of business, business organizations and reputations, maintain their rights, franchises and permits, keep available the services of their officers and key employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect;

  . not enter into any new material line of business or incur or commit to any capital expenditures other than capital expenditures contemplated in EA Engineering's capital budget, reasonable amounts required to meet emergencies, and any additional amounts as may be required to comply with applicable laws and orders;

  . not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except for a transaction by a wholly owned subsidiary of EA Engineering which remains a wholly owned subsidiary of EA Engineering after consummation of that transaction, (iii)
   adopt a plan of complete or partial liquidation or resolutions providing for or authorizing the liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or
   (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

  . not issue, deliver or sell, pledge, encumber, or authorize or propose the issuance, delivery or sale, pledge or encumbrance of, any shares of its capital stock, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire any such shares, or enter into any agreement to do so;

  . not amend or propose to amend its charter or bylaws or other governing documents;

  . not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any business organization, or otherwise acquire or agree to acquire any assets other than the acquisition of assets as are used in the operation of the business of EA Engineering and its subsidiaries in the ordinary course, consistent with past practice;

  . not sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets (including capital stock of its subsidiaries) which are material to EA Engineering, except for transfers between EA Engineering and its wholly owned subsidiaries and between wholly owned subsidiaries of EA Engineering;

  . not (i) make any loans, advances or capital contributions to, or investments in, any other entity, other than loans, advances, capital contributions and investments by EA Engineering or one of its subsidiaries to or in EA Engineering of any of its wholly owned subsidiaries, (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than payments, discharges, settlements or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements of EA Engineering or (iii) create, incur assume or suffer to exist any indebtedness, guarantees, loans or advances or any debt securities or any warrants or rights to acquire any debt securities not in existence as of the date of the Merger Agreement, except for short-term indebtedness incurred under EA Engineering's current short-term facilities in the ordinary course of business;

  . not (i) materially increase the amount of compensation of any executive officer, director or employee, (ii) make any material increase in or commitment to increase any employee benefits, (iii) issue any equity-based awards or shares of EA Engineering common stock pursuant to any employee benefit plan, adopt or make any commitment to enter into, adopt, amend in any material manner or terminate any employee benefit plan, or any other agreement, arrangement, plan or policy between EA Engineering or one of its subsidiaries and one or more of its directors, officers or employees, (iv) make any contribution, other than regularly scheduled contributions, to any employee benefit plan, (v) grant any severance or termination pay not currently required to be paid under existing severance plans or enter into or adopt, or amend any existing severance plan, agreement or arrangement, (vi) enter into or amend any employee benefit plan except as required by applicable law or (vii) enter into or amend any employment or consulting agreement;

  . not take any action that would, or fail to take any action which failure would, or that could reasonably be expected to result in a material breach of any provision of the Merger Agreement or any of the conditions to the merger;

  . except as disclosed in EA Engineering's reports filed with the Securities and Exchange Commission prior to the date of the Merger Agreement, or as required by a governmental entity, not (i) change its methods of accounting or accounting practices in effect at August 31, 2000, except as required by generally accepted accounting principles, (ii) change its fiscal year, (iii) make or rescind any material tax election, (iv) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy in respect of any taxes for any amount in excess of the amount reserved and reflected in the most recent report of EA Engineering filed with the Securities and Exchange Commission, (v) change in any material respect any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of EA Engineering's federal income tax return for the taxable year ending August 31, 2000;

  . not modify, amend, terminate or fail to use commercially reasonable efforts to renew any material contract or waive, release or assign any material rights or claims under a contract to which EA Engineering or any of its subsidiaries is a party or enter into any new material contracts; and

  . not settle or compromise any pending or threatened claims or arbitrations
    (other than claims or arbitrations relating to matters disclosed in EA Engineering's reports filed with the Securities and Exchange Commission), other than settlements which involve solely the payment of money (without admission of liability) that would not result in an uninsured payment by or liability of EA Engineering in excess of $100,000 in the aggregate above the reserves established for it on the books of EA Engineering as of the date of the Merger Agreement.

 No Solicitation.

   The Merger Agreement provides that from the date of the Merger Agreement, EA Engineering shall not (whether directly or indirectly through advisors, agents or other intermediaries), and EA Engineering shall use its reasonable best efforts to cause its subsidiaries and its and their respective officers, directors, advisors, representatives and other agents not to, directly or indirectly:

  . solicit, initiate, facilitate or knowingly encourage any inquiries relating to, or the submission of, any "Acquisition Proposal" (as that term is defined below);

  . participate in any discussions or negotiations regarding any Acquisition
    Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of EA Engineering or any of its subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or

  . enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.

   Prior to consummation of the offer, if the Board of Directors of EA Engineering or the Special Committee, after receiving advice from outside counsel, has concluded in good faith that such action is reasonably necessary for the Board of Directors or the Special Committee to act in a manner consistent with its fiduciary duties under applicable law, then EA Engineering may furnish information with respect to it and its subsidiaries and participate in discussions or negotiations regarding the Acquisition Proposal, in which case EA Engineering will not disclose any information to any person without entering into a confidentiality agreement substantially identical to the confidentiality agreement between EA Engineering and The Louis Berger Group, Inc. (it being understood that EA Engineering may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to EA Engineering if they waive or similarly modify the standstill provision in the confidentiality agreement with The Louis Berger Group, Inc.). Under the Merger Agreement, EA Engineering and its Board of Directors or the Special Committee are permitted to take and disclose to EA Engineering's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, or any similar communications in connection with the making or amendment of a tender offer or exchange offer, or from making any disclosure required by applicable law or, prior to the consummation of the offer, from terminating the Merger Agreement pursuant to the terms of the Merger Agreement, including having the Board of Directors or the Special Committee take any actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a "Superior Proposal" (as that term is defined below) or any announcement in connection with a Superior Proposal concurrently with the termination of the Merger Agreement in accordance with its terms.

   EA Engineering must promptly (but in no case later than 24 hours after receipt) provide our parent with a copy of any written Acquisition Proposal that it receives and a written statement with respect to any non-written Acquisition Proposal it receives. The written statement must include the identity of the parties making the Acquisition Proposal and its material terms. EA Engineering has also agreed to keep our parent informed of the status and content of any discussions regarding any Acquisition Proposal with a third party.

   "Acquisition Proposal" means any offer or proposal for the merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving EA Engineering or any of its subsidiaries or the acquisition or purchase of 20% or more of any class of equity securities of EA Engineering or any of its subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of EA Engineering or any of its subsidiaries, or a substantial portion of the assets of, EA Engineering or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement with us.

   "Superior Proposal" means a written and unsolicited Acquisition Proposal which the Board of Directors or the Special Committee determines, in good faith after consultation with an independent, nationally recognized investment banking firm, (i) if consummated would result in a transaction more favorable to EA Engineering's stockholders, from a financial point of view, than the transactions contemplated by our Merger Agreement and any alternative proposed by us or our parent and (ii) is reasonably capable of being financed by the entity making the Acquisition Proposal.

 Directors' and Officers' Insurance and Indemnification.

   The Merger Agreement provides that the provisions of the certificate of incorporation and bylaws of EA Engineering as the surviving corporation in the merger relating to indemnification and exculpation from liability and advancement of expenses cannot be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who at or prior to the effective time of the merger were directors or officers of EA Engineering, unless the modification is required by law. It further provides that, for a period of six years from the effective time of the merger, EA Engineering, as the surviving corporation in the merger, will maintain in effect directors' and officers' liability insurance policies, for the benefit of those persons who are covered by EA Engineering's directors' and officers' liability insurance policies at the effective time of the merger. See "Special Factors--Interests of Certain Persons in the Offer and the Merger."

 Agreement to Use Commercially Reasonable Efforts.

   Pursuant to the Merger Agreement and subject to the conditions in the Merger Agreement, we, our parent and EA Engineering have agreed to use our reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the offer, the merger and the other transactions contemplated by the Merger Agreement including, without limitation:

  . obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any governmental entity;

  . obtaining all necessary consents, approvals or waivers from third parties;

  . defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  . executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

 Representations and Warranties.

   In the Merger Agreement, EA Engineering has made customary representations and warranties to us and our parent with respect to, among other things, its organization, corporate authority, capital structure, financial statements, public filings, litigation, compliance with applicable laws, employee benefit plans, brokers and finders fees, state takeover statutes, voting requirements, taxes, environmental matters, intellectual property and the absence of any material adverse changes in EA Engineering other than as disclosed in the reports filed by EA Engineering with the Securities and Exchange Commission. As part of the Merger Agreement, we and our parent have made customary representations and warranties to EA Engineering with respect to, among other things, our respective organizations, corporate authority, non-contravention, financing and brokers and finders fees.

 Termination.

   The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the Merger Agreement and the merger by the stockholders of EA Engineering, as follows:

   Either our parent upon the approval of its members or EA Engineering upon the approval of its Board of Directors or the Special Committee may terminate the Merger Agreement in the following situations:

  . by the mutual written consent of our parent and EA Engineering duly authorized by the members of our parent and the Board of Directors or the Special Committee of EA Engineering;

  . (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and the order, decree, ruling or other action shall have become final and non-appealable; or

  . if consummation of the offer shall not have occurred on or before December 1, 2001; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this provision shall not have breached in any material respect its obligations under the Merger Agreement.

   EA Engineering may terminate the Merger Agreement, upon the approval of its Board of Directors or the Special Committee, in the following situations:

  . prior to consummation of the offer, if (i) the Board of Directors of EA
    Engineering or the Special Committee notifies our parent in writing that it intends to enter into an agreement with respect to a Superior Proposal, attaching the most current version of the agreement (or a description of all material terms and conditions) to the notice, if EA Engineering's Board of Directors or the Special Committee has determined in good faith (after receiving advice from independent outside counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties, (ii) our parent does not make, within five business days of receipt of EA Engineering's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of EA Engineering or the Special Committee determines, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of EA Engineering as the Superior Proposal, it being understood that EA Engineering shall not enter into any binding agreement during the five-day period, and (iii) substantially contemporaneously with the termination of the Merger Agreement, EA Engineering enters into a definitive agreement to effect the Superior Proposal. EA Engineering agrees to notify our parent promptly if its intention to enter into a written agreement referred to in its notification changes at any time after giving effect to the notification;

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

  . if we or our parent have terminated the offer or the offer expires and neither we nor our parent purchases any shares pursuant to the offer; provided that EA Engineering may not terminate the Merger Agreement if it is in material breach of the Merger Agreement; or

  . prior to the consummation of the offer, if (i) there has been a breach of any representation or warranty of us or our parent in the Merger Agreement that is qualified as to a material adverse effect, (ii) there has been a breach in any material respect of any representation or warranty of us or our parent in the Merger Agreement that is not so qualified, other than any breaches which, in the aggregate, have not had or would not reasonably be likely to have a material adverse effect on us or our parent, taken as a whole, or (iii) there has been a material breach by us or our parent of any of our covenants or agreements contained in the Merger Agreement, which breach, in the case of clauses
    (i), (ii) or (iii), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (A) 20 days after giving notice to our parent of the breach and (B) the expiration of the offer, provided that EA Engineering may not terminate the Merger Agreement pursuant to this provision of the Merger Agreement if EA Engineering is in material breach of the Merger Agreement.

   We or our parent may terminate the Merger Agreement, upon the approval of the members of our parent or our Board of Directors, in the following situations:

  . prior to the consummation of the offer, if the Board of Directors of EA
    Engineering or the Special Committee has withdrawn, or modified or changed, in a manner adverse to us or our parent, its approval or recommendation of the offer, the Merger Agreement or the merger or resolved to do so or EA Engineering has received an Acquisition Proposal and has not rejected the proposal within ten business days of its receipt, or, if sooner, the date when its existence first becomes publicly disclosed;

  . prior to the consummation of the offer, if there has been a material breach by EA Engineering of any of the non-solicitation provisions of the Merger Agreement;

  . if the offer has expired or terminated without us or our parent purchasing any shares and, pursuant to the conditions of the offer, we are neither required to accept and pay for the shares tendered in the offer nor extend the expiration date of the offer; provided that we or our parent may not terminate the Merger Agreement pursuant to this provision if we or our parent are in material breach of the Merger Agreement;

  . prior to the consummation of the offer, if EA Engineering has exempted for purposes of Section 203 of the Delaware General Corporation Law any acquisition of shares by any person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended,) other than us, our parent or our respective affiliates; or

  . prior to the consummation of the offer, if (i) there has been a breach of any representation or warranty of EA Engineering in the Merger Agreement that is qualified as to material adverse effect, (ii) there has been a breach in any material respect of any representation or warranty of EA Engineering in the Merger Agreement that is not so qualified other than any breaches which, in the aggregate, have not had or would not reasonably be likely to have a material adverse effect on EA Engineering, or (iii) there has been a material breach by EA Engineering of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (i), (ii) or (iii), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (A) 20 days after giving of written notice to EA Engineering of the breach and (B) the expiration of the offer; provided that we or our parent may not terminate the Merger Agreement pursuant to this provision if we or our parent are in material breach of the Merger Agreement.

 Payment of Certain Fees and Expenses Upon Termination.

   All fees and expenses incurred in connection with the offer, the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the fees or expenses, whether or not the offer or the merger is consummated. In the event that the termination of the Merger Agreement results from the material breach by a party of its representations, warranties, covenants or agreements set forth in the Merger Agreement, however, the non-breaching party will be entitled to recover by way of damages, as its sole remedy, the expenses incurred by it in connection with the transactions contemplated by the Merger Agreement including, without limitation, all legal and accounting fees and disbursements in connection with the preparation and negotiation of the Merger Agreement and the preparation of the offer to purchase.

Appraisal Rights.

   You do not have appraisal rights as a result of the offer. If the merger is consummated, a holder of record of EA Engineering stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the "fair value" of those shares instead of the consideration provided for in the Merger Agreement. In order to be eligible to receive this payment, however, a holder must (i) continue to hold his or her shares through the time of the merger; (ii) strictly comply with the procedures discussed under Section 262; and (iii) not vote in favor of the merger.

   The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures in Section 262. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under
Section 262. The following is a summary of the principal provisions of Section 262 of the Delaware General Corporation Law.

   The following summary is not a complete statement of Section 262 of the Delaware General Corporation Law, and is qualified in its entirety by reference to Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this offer to purchase. A copy of Section 262 is attached as Appendix A to this offer to purchase.

   A holder of EA Engineering stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares of common stock of EA Engineering prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his or her shares.

   Only a holder of shares of EA Engineering stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of EA Engineering stock. If EA Engineering stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If EA Engineering stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

   A record holder such as a broker who holds shares of EA Engineering stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of EA Engineering stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of EA Engineering stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of EA Engineering stock held in the name of the record owner.

   Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the EA Engineering special stockholders meeting.

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

   Within 10 days after the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each stockholder who prior to the time of the merger complied with the requirements of Section 262.

   Within 120 days after the merger, the surviving corporation or any stockholder who has complied with the requirement of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of EA Engineering stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.

   Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the total number of shares of EA Engineering stock not voted in favor of the merger with respect to which demands for appraisal have been received by EA Engineering and the number of holders of those shares. The statement must be mailed within 10 days after EA Engineering has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

   If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of EA Engineering stock owned by those stockholders. The Court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value.

   Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of EA Engineering stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

   Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote the stock for any purpose or receive payment of dividends or other distributions, if any, on the EA Engineering stock, except to receive payments of dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

   A stockholder may withdraw a demand for appraisal and accept the payment of $1.60 per share, net in cash, at any time within 60 days after the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of EA Engineering stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated as if they were converted as a result of the merger and payment will be delivered for those shares under the terms of the Merger Agreement.

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

   In view of the complexity of these provisions of the Delaware General Corporation Law, any EA Engineering stockholder who is considering exercising appraisal rights should consult a legal advisor.

Certain United States Federal Income Tax Consequences.

   The following is a general summary of the material U.S. federal income tax consequences of the sale of shares pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders. Some stockholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold shares of common stock as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received shares of common stock as compensation or persons whose functional currency is other than United States dollars, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender shares of common stock pursuant to the offer. This summary assumes shares of common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. In addition, this discussion applies only to "U.S. stockholders." For purposes of this discussion, a "U.S. stockholder" means a stockholder who is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision of the foregoing, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust with regard to which a court within the United States is able to exercise primary supervision over the administration and one or more U.S. persons have the authority to control all substantial decisions.

   You are urged to consult your own tax adviser with respect to the federal, state and local consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

   In general, a U.S. stockholder will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of shares of common stock and the U.S. stockholder's adjusted tax basis in such shares of common stock. In the case of a noncorporate U.S. stockholder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income, if the U.S. stockholder's holding period for such shares of common stock exceeds one year. In addition, there are limits on the deductibility of capital losses. A U.S. stockholder must calculate gain or loss separately for each block of shares (shares acquired at the same cost in a single transaction) of common stock that he or she owns.

 Backup Federal Income Tax Withholding.

   Payments in connection with the offer may be subject to "backup withholding" at a 30.5% rate. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to a payment of cash pursuant to the offer unless the stockholder (a) is a corporation or comes within certain other exempt categories (including financial institutions and certain non-U.S. stockholders) and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Depositary with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

   To prevent backup withholding and possible penalties, each U.S. stockholder should complete the IRS Substitute Form W-9 included in the letter of transmittal. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability, and may result in a refund, provided that the required information is given to the IRS.

   You are advised to consult your own tax advisors regarding the federal, state, local and foreign tax consequences of exchanging shares for cash pursuant to the offer in light of your own particular circumstances.

Financing of the Offer.

   We expect the amount of funds required to purchase all of the outstanding shares of common stock pursuant to the offer and the merger, other than the shares owned by Dr. Jensen and the Jensen Family Trusts, and to pay related fees and expenses to be approximately $6.1 million. The funds necessary to complete the offer will be contributed by Ecolair LLLP and The Louis Berger Group, Inc. to our parent immediately prior to the purchase of the shares pursuant to the offer. The offer is not subject to our receipt of any additional financing.

   Based on currently available information, we estimate that there is approximately $3.3 million of long-term and short-term indebtedness of EA Engineering, including capital lease obligations. It is anticipated that this indebtedness will be refinanced following the merger.

Transactions and Arrangements Concerning the Common Stock.

   To our knowledge and the knowledge of our parent, Dr. Jensen, Ecolair LLLP, the Jensen Family Trusts and The Louis Berger Group, Inc., no transactions in the shares of common stock of EA Engineering, other than ordinary course purchases under EA Engineering's employee stock purchase plan, have been effected during the past 60 days by EA Engineering or its executive officers, directors, affiliates or subsidiaries, or by our parent, us, Dr. Jensen, Ecolair LLLP, the Jensen Family Trusts, The Louis Berger Group, Inc. or any of our or their executive officers, directors, affiliates or subsidiaries.

   Since the commencement of EA Engineering's second full fiscal year preceding the date of this offer to purchase, no purchases of shares of common stock were made by EA Engineering, our parent, us, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or The Louis Berger Group, Inc.

   Except as set forth in this offer to purchase, neither EA Engineering nor, to EA Engineering's knowledge, any of its affiliates, directors or executive officers or any person controlling EA Engineering, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the offer with respect to any securities of EA Engineering (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this offer to purchase, since the second full fiscal year preceding the date of this offer to purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of EA Engineering, an election of directors of EA Engineering, or a sale or other transfer of a material amount of assets of EA Engineering, has been entered into or has occurred between any affiliates of EA Engineering or between EA Engineering or any of its affiliates and any unaffiliated person. Except as described in this offer to purchase, since the third full fiscal year preceding the date of this offer to purchase, EA Engineering has not made any underwritten public offering of shares of common stock that was (i) registered under the Securities Act of 1933, as amended, or (ii) exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation A.

   We have been advised that, to the knowledge of EA Engineering, all of its directors (other than Dr. Jensen), affiliates and subsidiaries currently plan to tender pursuant to the offer all shares of common stock held of record or beneficially owned by each of them (other than shares of common stock issuable upon the exercise of stock options and shares of common stock, if any, which if tendered could cause any persons to incur liability under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended), subject to and consistent with any fiduciary obligations of such persons.

Certain Effects of the Offer and the Merger.

 Market for Shares of Common Stock.

   The purchase of shares of common stock pursuant to the offer will reduce the number of shares of common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of common stock held by the public.

   Depending upon the aggregate market value and per share price of the shares of common stock not purchased pursuant to the offer, the common stock may no longer meet the guidelines for continued listing on The Nasdaq SmallCap Market. These guidelines require, among other things, that an issuer have (i) at least $2 million of net tangible assets, a market capitalization of $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, (ii) a minimum bid price per share of $1, (iii) at least 300 round lot holders of the common stock and
(iv) 500,000 publicly held shares with a market value of at least $1 million. If these guidelines are not achieved, the common stock would no longer be "qualified" for Nasdaq reporting, and The Nasdaq SmallCap Market would cease to provide any quotations. Common stock held directly or indirectly by an officer or director of EA Engineering, or by any beneficial owner of more than 10% of the shares of common stock, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of common stock pursuant to the offer or otherwise, the common stock no longer meets the requirements for continued inclusion in any tier of Nasdaq, and the common stock is no longer included in any tier of Nasdaq, the common stock could be adversely affected.

   In the event the common stock no longer meets the requirements for inclusion in any tier of Nasdaq, quotations might still be available from other sources. The extent of the public market for common stock and availability of quotations would, however, depend upon the number of holders of common stock remaining at the time, the interest in maintaining a market in the common stock on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934, as amended, as described below, and other factors.

 Exchange Act Registration.

   The common stock is currently registered under the Securities Exchange Act of 1934, as amended. Registration of the common stock under the Securities Exchange Act of 1934, as amended, may be terminated upon application of EA Engineering to the Securities and Exchange Commission if the common stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the common stock under the Securities Exchange Act of 1934, as amended, would substantially reduce the information required to be furnished by EA Engineering to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Securities Exchange Act of 1934, as amended, no longer applicable to EA Engineering, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 with respect to "going private" transactions. Furthermore, the ability of "affiliates" of EA Engineering and persons holding "restricted securities" of EA Engineering to dispose of the securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to apply for termination of registration of the common stock under the Securities Exchange Act of 1934, as amended, as soon after the completion of the offer as the requirements for the termination are met.

   If registration of the common stock is not terminated prior to the merger, then the common stock will be delisted from all stock exchanges and the registration of the common stock under the Securities Exchange Act of 1934, as amended, will be terminated following the consummation of the merger.

 Margin Regulations.

   The shares of EA Engineering's common stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the offer, shares of the common stock will no longer be "margin securities" and could therefore no longer be used as collateral for loans made by brokers. In any event, the shares of common stock will cease to be "margin securities" if registration of the common stock under the Securities Exchange Act of 1934, as amended, is terminated.

                                THE TENDER OFFER

Terms of the Offer.

   Upon the terms and subject to the conditions of the offer, we will purchase all of the outstanding shares of common stock of EA Engineering that are properly tendered (and not validly withdrawn in accordance with "The Tender Offer--Withdrawal Rights" prior to the Expiration Date (as defined below)) at a price of $1.60 per share, net to the seller in cash, without interest, so long as at least the number of shares of EA Engineering common stock has been tendered (and not validly withdrawn) that, when added to the shares of common stock owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least 90% of the outstanding shares of common stock of EA Engineering on a fully-diluted basis. For purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less than the purchase price in this offer. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, August 30, 2001, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" will refer to the latest time and date at which the offer, as so extended by us, will expire.

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, we expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the offer is open, including upon the occurrence of any of the events specified in "The Tender Offer--Conditions of the Offer," by giving notice of the extension to the Depositary and by making a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period.

   Except as otherwise provided in the Merger Agreement, there can be no assurance that we will exercise our right to extend the offer. If there is an extension, all shares of common stock previously tendered and not withdrawn will remain subject to the offer, subject to the rights to withdraw shares previously tendered. See "The Tender Offer--Withdrawal Rights."

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, we also expressly reserve the right, in our sole discretion, at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether the shares of common stock were accepted for payment, payment for, any shares of common stock in order to comply in whole or in part with any other applicable law, (ii) to terminate the offer on any scheduled Expiration Date and not accept for payment any shares of common stock if any of the conditions referred to in "The Tender Offer--Conditions of the Offer" are not satisfied or any of the events specified in "The Tender Offer--Conditions of the Offer" have occurred and (iii) to waive any condition or otherwise amend the offer in any respect by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement of the extension.

   We reserve the right to modify the terms of the offer but, without the prior written consent of EA Engineering, we will not:

  . change the form of consideration to be paid in the offer;

  . decrease the offer price;

  . decrease the number of shares of common stock subject to the offer;

  . extend the expiration of the offer beyond twenty-one (21) business days after the commencement of the offer, except (i) as required by applicable law or by any rule or regulation of the Securities and Exchange Commission, (ii) that if, immediately prior to the expiration date of the offer (as it may be extended), the shares tendered and not withdrawn pursuant to the offer, when added to the shares then owned by us, our parent, Dr. Jensen and the Jensen Family Trusts do not constitute at least 90% of the outstanding shares of common stock, we may, in our sole discretion, extend the offer for one or more periods not to exceed an aggregate of ten (10) business days after the expiration of the offer, notwithstanding that all other conditions to the offer have been satisfied as of such expiration date of the offer, or (iii) that if any condition to the offer has not been satisfied or waived, we may, in our sole discretion, extend the expiration date of the offer for one or more periods (not in excess of twenty (20) business days each) but in no event later than December 1, 2001;

  . waive the condition that there shall have been validly tendered and not withdrawn immediately prior to the expiration of the offer such number of shares which, when added to the shares owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, would constitute at least 90% of the outstanding shares of common stock on a fully-diluted basis, provided, however, that we may waive this condition in our sole discretion if there shall have been validly tendered and not withdrawn immediately prior to the expiration of the offer such number of shares which, together with the shares owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least a majority of the shares outstanding on a fully-diluted basis (for purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less than the purchase price in this offer);

  . waive the condition relating to the non-termination of the Merger
    Agreement;

  . amend any term or any condition of the offer in any manner adverse to the holders of common stock; or

  .impose any additional condition to the offer.

   We acknowledge that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, requires us to pay the consideration offered or return the shares of common stock tendered promptly after the termination or withdrawal of the offer and we may not delay acceptance for payment of, or payment for (except in order to comply with any applicable law), any shares of common stock upon the occurrence of any of the conditions specified in "The Tender Offer--Conditions of the Offer" without extending the period of time during which the offer is open.

   During any extension, all shares of common stock previously tendered and not withdrawn will remain subject to the offer, subject to the rights to withdraw those shares of common stock. Any extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement made no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended, which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release or as otherwise may be required by applicable law.

   If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of shares of common stock sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If, for example, the change concerns the price or the percentage of shares of common stock sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and to allow for investor response.

   This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of common stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the common stock.

Procedures for Tendering Shares.

 Proper Tender of Shares.

   In order for your shares to be tendered properly pursuant to the offer:

  . the certificates for the shares (or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof), including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the letter of transmittal, must be received prior to 5:00 p.m., New York City time, on the Expiration Date by the Depositary at Reorganization Department, PO Box 3301, South Hackensack, NJ 07606, if by mail; Reorganization Department, 120 Broadway, 13th Floor, New York, NY 10271, if by hand; or Reorganization Department, 85 Challenger Rd., Mail Stop-Reorg, Ridgefield Park, NJ 07660, if by overnight delivery; or

  . you must comply with the guaranteed delivery procedure set forth below.

   If you hold your shares through a broker or a bank, you are urged to consult with your broker or bank to determine whether transaction costs may apply if you tender through them and not directly to the Depositary.

   To prevent backup federal income tax withholding of 30.5% of the gross proceeds, and, in the case of certain foreign stockholders, to prevent a 30% withholding tax, you must complete the forms specified in "Special Factors-- Certain United States Federal Income Tax Consequences" and include them with your letter of transmittal.

   If any tendered shares are not purchased or if less than all shares evidenced by a stockholder's certificate are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at The Depositary Trust Company, ("DTC"), the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

 Signature Guarantees and Method of Delivery.

   No signature guarantee is required if:

  . the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this section, shall include any participant in DTC whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

  . shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the letter of transmittal.

   If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

   In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of a book-entry transfer of the shares into the Depositary's account at DTC as described below), a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) and any other documents required by the letter of transmittal.

   The method of delivery of all documents, including certificates for shares, letters of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and that you properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

 Book-Entry Delivery.

   The Depositary will establish an account with respect to the shares for purposes of the offer at DTC within two business days after the date of this offer to purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing the facility to transfer shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either:

  . a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must be transmitted to and received by the Depositary at Reorganization Department, PO Box 3301, South Hackensack, NJ 07606, if by mail; Reorganization Department, 120 Broadway, 13th Floor, New York, NY 10271, if by hand; or Reorganization Department, 85 Challenger Rd., Mail Stop-Reorg, Ridgefield Park, NJ 07660, if by overnight delivery, prior to the Expiration Date; or

  . the guaranteed delivery procedure described below must be followed.

   The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the confirmation that states that DTC has received an express acknowledgement from the DTC participant tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

   Delivery of the letter of transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

 Guaranteed Delivery.

   If a stockholder desires to tender shares of common stock pursuant to the offer and the stockholder's share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  . the tender is made by or through an Eligible Institution;

  . the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, including (where required) a signature guarantee by an Eligible Institution; and

  . the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message, or other documents required by the letter of transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the notice of guaranteed delivery.

 Stock Option Plans.

   We are not offering, as part of the offer, to purchase any of the stock options outstanding under EA Engineering's stock option plans and tenders of the options will not be accepted. Holders of options who wish to participate in the offer may exercise their options and purchase shares of common stock and then tender the shares pursuant to the offer, provided that any exercise of an option and tender of shares is in accordance with the terms of the stock option plan and the options. An exercise of an option cannot be revoked even if the shares received upon the exercise and tendered in the offer are not purchased in the offer for any reason.

 Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects; Our Acceptance Constitutes an Agreement.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares of common stock that we determine are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. No one, including us, the Depositary or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

   Subject to the terms of the Merger Agreement, our interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding.

   Certificates for shares, together with a properly completed letter of transmittal and any other documents required by the letter of transmittal, must be delivered to the Depositary and not to us or EA Engineering. Any documents delivered to us or EA Engineering will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

   Our acceptance for payment of your shares of common stock tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

 Lost or Destroyed Certificates.

   Stockholders whose certificates for part of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at (800) 413-6134 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The Depositary may require you to post a bond to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

Withdrawal Rights.

   You may only withdraw your tendered shares in accordance with the provisions of this Section entitled "The Tender Offer--Withdrawal Rights."

   You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on Thursday, August 30, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, unless we accept your tendered shares for payment before 5:00 p.m., New York City time, on September 30, 2001, you may withdraw your tendered shares at any time after September 30, 2001.

   For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at Reorganization Department, PO Box 3301, South Hackensack, NJ 07606 if by mail; Reorganization Department, 120 Broadway, 13th Floor, New York, NY 10271, if by hand; or Reorganization Department, 85 Challenger Rd., Mail Stop-Reorg, Ridgefield Park, NJ 07660, if by overnight delivery. Any notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from the name of the tendering stockholder), the number of shares tendered and the number of shares to be withdrawn. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares of common stock have been tendered pursuant to the procedure for book-entry tender set forth in "The Tender Offer--Procedures for Tendering Shares," the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the procedures of DTC. No one, including us, the Depositary or any other person, shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall anyone incur any liability for failure to give any notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding.

   Withdrawals may not be rescinded and any shares withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn shares are properly retendered prior to the Expiration Date by again following one of the procedures described in "The Tender Offer--Procedures for Tendering Shares."

   If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described above.

Purchase of Shares and Payment of Purchase Price.

   Upon the terms and subject to the conditions of the offer, as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) shares of common stock properly tendered and not validly withdrawn prior to the Expiration Date. We will pay $1.60 in cash, without interest, for each share we purchase pursuant to the offer. All shares purchased will be purchased at this price. We will not offer, nor will we pay, different prices to different stockholders.

   For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased) shares of common stock that are tendered and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the offer.

   We will pay for the shares purchased pursuant to the offer by depositing the aggregate purchase price of the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

   You will not be obligated to pay brokerage fees or commissions pursuant to the offer. If you hold your shares with your broker, you may be required by your broker to pay a service charge or other fee and you should, therefore, check with your broker.

   We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

   If you or your designated payee fail to complete fully, sign and return to the Depositary the IRS Substitute Form W-9 included with the letter of transmittal, you may be subject to required backup federal income tax withholding of 30.5% of the gross proceeds paid to you or your designated payee pursuant to the offer. See "Special Factors--Certain United States Federal Income Tax Consequences" regarding federal income tax consequences for non-U.S. stockholders.

Price Range of Shares; Dividends.

   EA Engineering's common stock is traded on The Nasdaq SmallCap Market under the symbol "EACO." The following table sets forth, for the quarters indicated, the high and low trading prices per share of EA Engineering common stock.

                                                                    HIGH   LOW
                                                                    ----- -----
   Fiscal Year Ended August 31, 2001
   Fourth Quarter (through July 23, 2001).......................... $1.20 $1.05
   Third Quarter...................................................  1.56  1.00
   Second Quarter..................................................  1.63  0.81
   First Quarter...................................................  1.28  0.78
   Fiscal Year Ended August 31, 2000
   Fourth Quarter.................................................. $1.09 $0.69
   Third Quarter...................................................  2.06  0.53
   Second Quarter..................................................  3.88  0.50
   First Quarter...................................................  1.13  0.50
   Fiscal Year Ended August 31, 1999
   Fourth Quarter.................................................. $1.38 $1.00
   Third Quarter...................................................  1.56  0.94
   Second Quarter..................................................  1.50  1.00
   First Quarter...................................................  2.00  1.00

   As of July 23, 2001, the last day of trading before the public announcement of the offer, the closing price of EA Engineering's common stock, as reported on The Nasdaq SmallCap Market, was $1.06 per share.

   EA Engineering has never paid dividends on its common stock. As described above, the Merger Agreement provides that, subject to certain exceptions, EA Engineering will not, and will not permit any of its subsidiaries to, without the prior written consent of our parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of its capital stock,
(ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

Source and Amount of Funds.

   Assuming we purchase all of the outstanding shares of common stock pursuant to the offer at a purchase price of $1.60 per share, (other than the shares owned by Dr. Jensen and the Jensen Family Trusts) we expect the maximum aggregate cost to purchase shares and to pay related fees and expenses to be approximately $6.1 million. We will obtain the funds to purchase the shares in the offer and the merger from Ecolair LLLP and

The Louis Berger Group, Inc., who have agreed to contribute the funds to our parent immediately prior to the purchase of the shares pursuant to the offer. There is no financing condition.

Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration.

   Our purchase of the shares of common stock pursuant to the offer will reduce the number of shares of common stock that might otherwise trade publicly and the number of holders of the shares of common stock, could adversely affect the liquidity and market value of the remaining shares of common stock held by the public and have other consequences with respect to Nasdaq listing, Exchange Act registration and availability of margin credit. See "Special Factors--Certain Effects of the Offer and the Merger."

Fees and Expenses.

   Except as set forth below, neither we nor our parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of common stock pursuant to the Offer.

   We and our parent have retained Mellon Investor Services LLC as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the United States federal securities laws.

   In addition, we and our parent have also retained Mellon Investor Services LLC to act as the Information Agent in connection with the offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the United States federal securities laws.

   No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Depositary and Information Agent as described above) for soliciting tenders of shares pursuant to the offer. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by the persons in forwarding the offer and related materials to the beneficial owners of shares of common stock held by any person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us or the Depositary for purposes of the offer.

   It is estimated that the fees and expenses that we incur and that are incurred by our parent in connection with the offer, the merger and the other transactions contemplated by the Merger Agreement will be approximately as set forth below:

   Securities and Exchange Commission filing fee.....................  $  2,100
   Depositary fees and expenses......................................    22,000
   Information agent fees and expenses...............................     8,000
   Printing and mailing expenses.....................................    17,000
   Legal fees and expenses...........................................   200,000
   Miscellaneous expenses............................................    30,900
                                                                       --------
     Total...........................................................  $280,000
                                                                       ========

Certain Information Concerning EA Engineering.

 EA Engineering.

   Except as is otherwise indicated in the offer to purchase, the information concerning EA Engineering contained in this offer to purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Securities and Exchange Commission and other public sources. Neither we nor our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or The Louis Berger Group, Inc. assume any responsibility for the accuracy or completeness of the information concerning EA Engineering that is contained in those documents and records or for any failure by EA Engineering to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us, our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or The Louis Berger Group, Inc.

   EA Engineering, together with its wholly owned subsidiaries, is a consulting firm that provides integrated solutions to environmental, safety, and health issues. Through its network of more than 20 regional and satellite offices, EA Engineering provides scientific, engineering, technology, and management solutions to federal, state, and local government, industrial and other private sector utility clients. The goal of EA Engineering is to help management in industry and government improve their performance and achieve their business and organizational objectives. EA Engineering provides its services through a network of offices located throughout the United States, Mexico and Guam.

   EA Engineering integrates science, engineering, and technology to provide solutions to its clients' complex environmental and health and safety issues affecting business performance and profitability. EA Engineering's primary areas of service include waste quality and water resources management, natural resources and risk management, site characterization and remediation, in-plant and industrial hygiene services, solid waste management and strategic planning of environmental issues. In providing its services, EA Engineering has developed certain remedial and analytical technologies, planning and management services and processes for the mitigation and control of environmental damage and risks. In addition, EA Engineering assists clients in responding to issues raised by regulatory agencies, community groups, and "interested" organizations. All of its service areas are part of a vertical set of capabilities that EA Engineering can offer its clients. EA Engineering's provides its services directly to governmental, industrial and utility clients and indirectly through work performed for architect/engineers, engineer/contractors, law firms and financial institutions.

   On July 27, 2001, the employment of Barbara L. Posner with EA Engineering terminated. Ms. Posner had served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of EA Engineering.

   EA Engineering is a Delaware corporation. The address of its principal executive offices is 11019 McCormick Road, Hunt Valley, Maryland 21031. EA Engineering's telephone number is (410) 584-7000. Information concerning EA Engineering's directors and executive officers is set forth on Schedule II of this offer to purchase.

 Capital Structure.

   The authorized capital stock of EA Engineering consists of 10,000,000 shares of common stock, $.01 par value, and 8,000,000 shares of preferred stock, $.01 par value.

   As of July 24, 2001, EA Engineering had 5,842,652 shares of common stock outstanding and no shares of any series or class of preferred stock issued or outstanding.

   EA Engineering has issued options or other rights to acquire shares of common stock pursuant to a stock option plan and two other non-employee director stock option plans. As of July 24, 2001, 672,251 shares of common stock were reserved for future issuance pursuant to outstanding stock options, of which stock options to purchase 104,337 shares of common stock were then exercisable at a price per share less than the purchase price in this offer.

                 EA Engineering, Science, and Technology, Inc.
               Selected Consolidated Financial and Operating Data

   Set forth below is certain selected consolidated financial information relating to EA Engineering and its subsidiaries which has been derived from the financial statements contained in EA Engineering's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, its Annual Report on Form 10-K for the fiscal year ended August 31, 2000 and its Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2001. More comprehensive financial information is included in these reports and other documents filed by EA Engineering with the Securities and Exchange Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth below.

                                  Fiscal Year Ended         Nine Months Ended
                            ------------------------------- ------------------
                            August 31  August 31  August 31  May 31    May 31
                              1998       1999       2000      2000      2001
                            ---------  ---------  --------- --------  --------
                               (in thousands, except per share amounts)
Statement of Operations
 Data:
Total revenue.............   $52,237    $48,728    $60,868  $ 42,989  $ 41,771
Less--Subcontractor
 costs....................   (11,003)    (8,904)   (19,399)  (12,200)  (12,827)
Less--Other direct project
 costs....................    (5,915)    (5,676)    (6,273)   (4,269)   (3,647)
                             -------    -------    -------  --------  --------
 Net revenue..............    35,320     34,147     35,196    26,520    25,297
                             -------    -------    -------  --------  --------
Operating costs and
 expenses:
 Direct salaries and other
  operating...............    26,935     26,199     27,596    20,576    20,550
 Sales, general and
  administrative..........     8,833      8,043      6,964     5,237     4,943
 Gain on "key employee"
  life insurance..........      (261)        --         --        --        --
 Restructuring charges....        --      2,133         --        --        --
                             -------    -------    -------  --------  --------
 Total operating
  expenses................    35,507     36,375     34,560    25,813    25,493
                             =======    =======    =======  ========  ========
Income (loss) from
 continuing operations....      (187)    (2,228)       635       707      (197)
Interest expense..........      (221)      (269)      (356)     (237)     (315)
Interest income...........        99         88         98        70        64
                             -------    -------    -------  --------  --------
Net income (loss) from
 continuing operations
 before income taxes......      (309)    (2,408)       378       540      (448)
Provision (benefit) for
 income taxes.............      (131)      (961)       150       216      (125)
                             -------    -------    -------  --------  --------
Income (loss) from
 continuing operations....      (178)    (1,447)       227       324      (323)
Loss from discontinued
 operations...............       (62)       (84)        --        --        --
                             -------    -------    -------  --------  --------
Net income (loss).........   $  (240)   $(1,530)   $   227  $    324  $   (323)
                             =======    =======    =======  ========  ========
Per Share Data:
Basic earnings (loss) from
 continuing operations per
 share....................   $ (0.03)   $ (0.23)   $  0.04  $   0.05  $  (0.06)
Diluted earnings (loss)
 from continuing
 operations per share.....     (0.03)     (0.23)      0.04      0.05     (0.06)
Basic net earnings (loss)
 per share................     (0.04)     (0.24)      0.04      0.05     (0.06)
Diluted net earnings
 (loss) per share.........     (0.04)     (0.24)      0.04      0.05     (0.06)
Balance Sheet Data:
Current assets............   $16,552    $17,053    $19,210  $ 21,630  $ 16,774
Total assets..............    22,140     22,664     25,516    27,213    23,295
Current liabilities.......     7,746      7,722     10,371    10,960     8,652
Total liabilities.........     9,095     11,048     14,044    15,540    12,235
Long-term borrowing, net
 of current portion.......     1,349      3,326      3,673     4,580     3,582
Total stockholders'
 equity...................    13,046     11,616     11,471    11,673    11,060
Other Data:
Ratio of earnings to fixed
 charges..................      (0.4)x    (7.97)x     2.01x     1.71x    (4.05)x
Book value per share......   $  2.08    $  1.83    $  1.94  $   1.94  $   1.90

 Available Information of EA Engineering.

   EA Engineering is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning EA Engineering's directors and officers, their remuneration, options granted to them, the principal holders of EA Engineering's securities and any material interest of such persons in transactions with them is required to be disclosed in proxy statements distributed to its stockholders and filed with the Securities and Exchange Commission.

   These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

  . 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

  . 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

  . 7 World Trade Center, New York, New York 10048.


   Copies of the material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning EA Engineering also can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street NW, Washington, DC 20006.

 Certain Projected Financial Data for EA Engineering

   Prior to entering into the Merger Agreement, our parent received from management of EA Engineering certain information concerning EA Engineering which we and our parent believe was not and is not publicly available, including certain projected financial data for the fiscal years 2001 through 2005 which we refer to as the "projections." These projections were also provided to EA Engineering's financial advisors. EA Engineering does not publicly disclose projections, and the projections were not prepared with a view to public disclosure. The information is set forth below in this offer to purchase for the limited purpose of giving you and the other holders of common stock access to financial projections prepared by EA Engineering's management that were made available to us and our parent in connection with the Merger Agreement and the offer.

                                              Fiscal Year Ended
                              -------------------------------------------------
                              August 31 August 31 August 31 August 31 August 31
                                2001      2002      2003      2004      2005
                              --------- --------- --------- --------- ---------
                                               (in thousands)
Financial Data:
Total revenue................  $54,436   $53,860   $56,123   $59,760   $62,895
Net revenue..................   33,471    35,477    37,142    38,986    41,015
Direct labor.................   11,378    12,454    12,984    13,742    14,454
Gross profit.................   22,093    23,023    24,158    25,244    26,561
Total indirect costs.........   22,284    21,880    22,543    23,009    23,655
Operating income (loss)......     (191)    1,143     1,615     2,235     2,906

 Cautionary Statements Concerning the Projections and Forward-Looking
 Statements

   These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. The projections were not prepared with the approval of EA Engineering's Board of Directors. Neither our parent's nor EA Engineering's certified public accountants have examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for the projections. The projections are included in this offer to purchase to give you access to information which was provided to our parent and to EA Engineering's financial advisors and which is believed by our parent and us to not be publicly available.

   Certain matters discussed in this offer to purchase (including, but not limited to, the projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the projections) and should be read with caution. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of EA Engineering with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, revenues, subcontractor costs, other direct project costs, operating costs and expenses, capital expenditures and working capital of EA Engineering, and other matters which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and any of which are beyond EA Engineering's control. Accordingly, there can be no assurance that the projections will prove to be accurate, and actual results may be materially greater or less than those contained in the projections. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the offer and the merger.

   For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this offer to purchase should not be regarded as an indication that we, our parent or EA Engineering or any of our or their respective affiliates or representatives considers the information to be an accurate prediction of future events, and the projections should not be relied on as such. Neither we, nor our parent, EA Engineering nor any of our or their respective affiliates or representatives assume any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. Neither we, nor our parent, EA Engineering nor any of our or their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and, except to the extent required by applicable law, neither we nor they intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

Certain Information Concerning Us, Our Parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc.

 EA Engineering Holdings, LLC and EA Engineering Acquisition Corporation.

   We are a wholly owned subsidiary of our parent. Both of us have been formed solely for the purpose of the offer and merger and neither has conducted any unrelated business activities. The Louis Berger Group, Inc. currently owns 79.8% of the interests of our parent and Ecolair LLLP currently owns 20.2%. After expiration of the offer and at the time of acceptance of the shares properly tendered and not withdrawn pursuant to the offer, Dr. Jensen and the Jensen Family Trusts will contribute 1,552,978 and 702,000 shares of common stock of EA Engineering, respectively, which represents all of the shares of common stock of EA Engineering owned by each, to our parent in exchange for equity interests in our parent. As a result, at the effective time of the merger, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP will collectively own 51% of the equity interests of our parent and The Louis Berger Group, Inc. will own 49% of the equity interests of our parent.

   Dr. Jensen and the Jensen Family Trusts have entered into a Stock Voting, Non-Tender and Contribution Agreement by and among our parent, us, Ecolair LLLP and The Louis Berger Group, Inc. pursuant to which the parties to the agreement have agreed not to tender their shares of common stock in the offer, to contribute their shares to our parent after the expiration of the offer and immediately prior to the purchase of the shares properly tendered and not withdrawn pursuant to the offer, to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby if stockholder approval is required and to vote against any competing offer.

   In addition, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc. and EA Engineering have entered into a Stockholders Agreement that will become effective upon the closing of the offer and which contains terms relating to the voting and transfer of the stock of EA Engineering. Except as set forth in this offer to purchase, neither The Louis Berger Group, Inc. nor Dr. Jensen, the Jensen Family Trusts nor Ecolair LLLP nor any of their respective executive officers, directors, general partners or controlling affiliates currently have any other relationship with us or our parent.

   Our principal executive office and the principal executive office of our parent is located at 11019 McCormick Road, Suite 250, Hunt Valley, Maryland 21031 and our telephone number is (410) 527-3501. Information concerning our directors and executive officers and the members of our parent is set forth on
Schedule I of this offer to purchase.

 Dr. Jensen, the Jensen Family Trusts, and Ecolair LLLP.

   At the effective time of the merger, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP will collectively own 51% of the outstanding equity interests of our parent by reason of the cash investment of $1.2 million by Ecolair LLLP and through the contribution by Dr. Jensen and the Jensen Family Trusts of their shares of EA Engineering common stock to our parent prior to the merger. At the effective time of the merger, Dr. Jensen, the Jensen Family Trusts and Ecolair LLLP will own 26.6%, 12.0% and 12.4% of the equity interests of our parent, respectively. See "Special Factors--Interests of Certain Persons in the Offer and the Merger."

   Dr. Jensen's principal business address is c/o EA Engineering, Science, and Technology, Inc., 11019 McCormick Road, Hunt Valley, Maryland 21031 and his telephone number is (410) 584-7000. Further information concerning Dr. Jensen is set forth on Schedule I of this offer to purchase. The principal executive office of Ecolair LLLP is located at 11019 McCormick Road, Suite 250, Hunt Valley, Maryland 21031 and its telephone number is (410) 527-3501. This is also the principal business address of the Jensen Family Trusts. Information concerning the general partner of Ecolair LLLP is set forth on Schedule I of this offer to purchase.

 The Louis Berger Group, Inc.

   The Louis Berger Group, Inc., a New Jersey corporation, is a professional services firm that provides civil, structural, mechanical, electrical and environmental engineering services. The principal executive office of The Louis Berger Group, Inc. is located at 100 Halsted Street, East Orange, New Jersey 07018 and its telephone number is (973) 678-1960.

 Background and Past Contacts, Transactions, Negotiations and Agreements

   During the last five years, neither we nor our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or, to the best of our and their respective knowledge, any of our or their respective directors, executive officers, general partners, trustees or controlling affiliates has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this offer to purchase neither we nor our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or, to the best of our and their respective knowledge, any associate or majority-owned subsidiary of us, our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or, to the best of our and their knowledge, any associate or majority-owned subsidiary of any of our or their respective directors, executive officers, general partners or controlling affiliates beneficially owns or has any right to acquire, directly or indirectly, any equity securities of EA Engineering and neither we nor our parent, The Louis Berger Group, Inc., Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP or, to the best of our and their respective knowledge, any of our or their respective directors, executive officers, general partners or controlling affiliates has effected any transaction in such equity securities during the past 60 days.

   Except as described in this offer to purchase, neither we nor our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc., or, to the best of our and their respective knowledge, any of our or their respective directors, executive officers, general partners or controlling affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of EA Engineering, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

   Except as set forth in this offer to purchase, during the past two years, there have been no contacts, negotiations or transactions between us, any of our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc., or any of our or their subsidiaries or, to the best of our knowledge and the knowledge of our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc., any of their respective directors, executive officers, general partners or controlling affiliates, on the one hand, and EA Engineering or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   EA Engineering leases approximately 43,700 square feet of office space in Hunt Valley, Maryland, which serves as its corporate headquarters, from Merrymack Limited Partnership, a Maryland limited partnership of which Dr. Jensen is the limited partner and Ecolair LLLP is the general partner. Of the 43,700 square feet, EA Engineering sublets 4,200 square feet to other tenants. The prime lease expires December 31, 2006. For the years ended August 31, 1999 and August 31, 2000, total payments under the lease (including pass-through taxes and operating expenses) were $796,200 and $883,900, respectively. For the nine months ended May 31, 2001, total payments under the lease (including pass-through taxes and operating expenses) were $629,090.

   EA Engineering also leases approximately 32,400 square feet of office space in Sparks, Maryland from Ecolair LLLP. The lease expires November 30, 2007. For the years ended August 31, 1999 and August 31, 2000, total payments under the lease (including pass-through taxes and operating expenses) were $621,500 and $611,800, respectively. For the nine months ended May 31, 2001, total payments under the lease (including pass-through taxes and operating expenses) were $474,907.

   EA Engineering is a party to a subcontract with The Louis Berger Group, Inc. pursuant to which EA Engineering provides certain environmental services to The Louis Berger Group, Inc. EA Engineering has recognized approximately $650,000 in revenues from The Louis Berger Group, Inc. under that subcontract in the current fiscal year.

   Except as set forth above and in this offer to purchase, during the past two years, neither we nor our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, The Louis Berger Group, Inc., or, to the best of our and their respective knowledge, any of our or their respective directors, executive officers, general partners or controlling affiliates has had any business relationship or transaction with EA Engineering or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Securities and Exchange Commission applicable to the offer.

 Available Information.

   We, our parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP, and The Louis Berger Group, Inc. are generally not subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and are generally not required to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our and their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, we filed with the Commission a Schedule TO, together with exhibits, including this offer to purchase and the Merger Agreement, which provides certain additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, are available for inspection and copies are obtainable at:

  . 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

  . 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

  . 7 World Trade Center, New York, New York 10048.

   Copies of the material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Conditions of the Offer.

   Notwithstanding any other term of the offer or the Merger Agreement, we are not required to accept for payment, purchase or, subject to any applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended, pay for, any tendered shares of common stock and may postpone the acceptance for payment or, subject to the restrictions referred to above, the payment for, any tendered shares of common stock, if there shall not have been tendered a number of shares of common stock that, when added to the shares of common stock owned by us, our parent, Dr. Jensen and the Jensen Family Trusts, constitutes at least 90% of the outstanding shares of common stock on a fully-diluted basis. This condition may be waived by us in our sole discretion provided that there shall have been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares which, when added to the shares owned by us, our parent, Dr. Jensen, and Jensen Family Trusts, constitutes at least a majority of the outstanding shares of EA Engineering on a fully-diluted basis. For purposes of the offer, "fully-diluted" is defined as the number of shares outstanding and shares which may be issued pursuant to outstanding stock options that are then exercisable at a price per share less than purchase price in this offer. In addition to and not limiting the foregoing, notwithstanding any other provision of the offer, we are not required to accept for payment or, subject to the applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, pay for any tendered shares of common stock and may terminate, subject to the terms of the Merger Agreement, or amend the offer and may postpone the acceptance of and payment for, tendered shares of common stock at any time on or after August 1, 2001 and at or before the time of acceptance of tendered shares of common stock for payment pursuant to the offer or payment therefor (whether or not any tendered shares of common stock have been accepted for payment or paid for) if any of the following events shall occur:

  . there shall be threatened, instituted or pending any action or proceeding by any governmental entity, or by any other person, domestic or foreign, before any court of competent jurisdiction or governmental entity, which could reasonably be expected to: (i) make illegal, impede or otherwise directly or indirectly restrain or prohibit the offer or the merger or seeking to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by our parent or us of all or any material portion of the business or assets of EA Engineering and its subsidiaries taken as a whole or compel our parent or us or our respective affiliates to dispose of or hold separately all or any material portion of the business or assets of our parent, us or EA Engineering and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of our parent or us or our respective affiliates to conduct their business or own such assets, (iii) impose limitations on the ability of our parent or us effectively to exercise full rights of ownership of the shares of stock of EA Engineering, including, without limitation, the right to vote any shares acquired or owned by our parent or us on all matters properly presented to EA Engineering's stockholders, (iv) require divestiture by our parent or us of any shares of stock of EA Engineering or (v) otherwise directly or indirectly relating to the offer or the merger and which would reasonably be expected to have a material adverse effect on EA Engineering, our parent or us;

  . there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) our parent, us, EA Engineering or any of its subsidiaries or (ii) the offer or the merger, by any legislative body or other governmental entity which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the condition described immediately above;

  . there shall have occurred any event, change, circumstance or occurrence that has had or that would reasonably be expected to have a material adverse effect on EA Engineering;

  . any of the representations or warranties made by EA Engineering in the Merger Agreement shall be untrue or incorrect in any respect (without giving effect to materiality or similar qualifications contained therein) that when taken together with all such other representations and warranties that are not true and correct would reasonably be expected to have a material adverse effect in each case as of the date of the Merger Agreement or the date of consummation of the offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

  . EA Engineering shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the date of consummation of the offer;

  . EA Engineering's Board of Directors or the Special Committee shall have withdrawn, or shall have modified or amended in a manner adverse to our parent or us, the approval or recommendation of the offer, the merger or the Merger Agreement, or resolved to do so, or approved or recommended any Acquisition Proposal other than the offer and the merger or shall have not rejected such Acquisition Proposal within ten (10) business days of its receipt or, if sooner, the date of its existence first becomes publicly disclosed, shall fail to reaffirm its approval and recommendation of the offer, the merger or the Merger Agreement within three (3) business days after our parent's request for such reaffirmation;

  . it shall have been publicly disclosed, or our parent or we shall have otherwise learned, that beneficial ownership (which for purposes of this paragraph is determined by reference to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the shares has been acquired other than pursuant to the Merger Agreement;

  . there shall have occurred, and be continuing, (i) any general suspension of, or limitation on prices for, trading in securities on The New York Stock Exchange or through the Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

  . the Merger Agreement shall have been terminated in accordance with its terms.

   These conditions may be waived by us or our parent, in whole or part, at any time and from time to time, in our or our parent's sole discretion (subject to the terms of the Merger Agreement). The failure by us or our parent at any time to exercise any of the rights described above will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Certain Legal Matters.

 General.

   Except as otherwise disclosed in this offer to purchase, neither we nor our parent is aware of (i) any license or regulatory permit that appears to be material to the business of EA Engineering and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of common stock by us pursuant to the offer, merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of common stock by us as contemplated in this offer to purchase. Should any approval or other action be required, we currently contemplate that we would seek such approval or action. Our obligation under the offer to accept for payment and pay for shares of common stock is subject to certain conditions. See "The Tender Offer--Conditions of the Offer." While, except as described in this offer to purchase, we do currently intend to delay the acceptance for payment of shares of common stock tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to our business or the business of EA Engineering, or our parent or that certain parts of our business or the business of EA Engineering or our parent might not have to be disposed of in the event that approvals were not obtained or any other actions were not taken.

 Delaware Business Combination Statute.

   Section 203 of the Delaware General Corporation Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." In the Merger Agreement, EA Engineering represented that Section 203 of the Delaware General Corporation Law is inapplicable to the execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement. In addition, it agreed that it would take all reasonable steps necessary to exempt the offer and merger from Section 203 of the Delaware General Corporation Law as well as the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the offer and the transactions contemplated by the Merger Agreement, by action of the EA Engineering Board of Directors or otherwise.

 State Takeover Laws.

   In addition to Delaware, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer of "Control Shares" (ones representing ownership in excess of a certain voting power threshold, e.g., 20%, 33% or 50%) from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there. In BNS Inc. v. Koppers Co., the United State District Court for the District of Delaware upheld the constitutionality of Section 203 of the DGCL, finding that it did not impermissibly impede interstate commerce in violation of the Commerce Clause of the United States Constitution.

   EA Engineering, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by EA Engineering in the Merger Agreement, we do not believe that any state takeover statutes apply to the offer. Neither we nor our parent has currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger and nothing in this offer to purchase or any action taken in connection with the offer or the merger is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the offer or the merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any shares of common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer and the merger. If this happens, we may not be obligated to accept for payment any shares of common stock tendered. See "The Tender Offer--Conditions of the Offer."

 Going Private Transactions.

   Rule 13e-3 under the Securities Exchange Act of 1934, as amended, is applicable to certain "going private" transactions. Rule 13e-3 will be applicable to the offer. Rule 13e-3 requires, among other things, that certain financial information regarding EA Engineering and certain information regarding the fairness of the merger and the consideration offered to stockholders of the EA Engineering in the merger to be filed with the Securities and Exchange Commission and disclosed to stockholders of EA Engineering prior to consummation of the merger. See "Special Factors-- Background of the Offer."

 Regulatory Approvals.

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated under that act by the Federal Trade Commission, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. Our acquisition of shares of common stock pursuant to the offer and the merger is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Miscellaneous.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If, after such good faith effort, we cannot comply with the law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of common stock residing in the jurisdiction.

   Pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, as amended, we and our parent have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "The Tender Offer--Certain Information Concerning Us, Our Parent, Dr. Jensen, the Jensen Family Trusts, Ecolair LLLP and The Louis Berger Group, Inc." with respect to information concerning us.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than those contained in this offer to purchase or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

August 1, 2001
                                          EA Engineering Acquisition
                                           Corporation

                                                                      SCHEDULE I

 INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF EA ENGINEERING ACQUISITION CORPORATION, EA ENGINEERING HOLDINGS, LLC, THE LOUIS BERGER GROUP,
                             INC. AND ECOLAIR LLLP

   1. Board of Directors and Executive Officers of EA Engineering Acquisition Corporation. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member of the board of directors and each executive officer of EA Engineering Acquisition Corporation. The principal address of EA Engineering Acquisition Corporation is and, unless indicated below, the current business address for each individual listed below is 11019 McCormick Road, Suite 250, Hunt Valley, Maryland 21031, Telephone: (410) 527-3501. Each such person is a citizen of the United States.

                               Present Principal Occupation or Employment;
 Name and Current              Material Positions Held During the Past Five
 Business Address              Years
 ----------------              --------------------------------------------
 Loren D. Jensen, Ph.D. ...... President, Chief Executive Officer, and Chairman
  c/o EA Engineering, Science, of the Board of Directors of EA Engineering,
  and Technology, Inc.         Science, and Technology, Inc. (8/73 to present);
  11019 McCormick Road         General Partner of Ecolair LLLP (9/78 to
  Hunt Valley, MD 21031        present); President of EA Engineering Holdings,
                               LLC (7/01 to present); President and Director of
                               EA Engineering Acquisition Corporation (7/01 to
                               present).

 Leon A. Marantz, Esq. ....... Director, General Counsel and Chairman of the
  100 Halsted Street           Finance Committee of The Louis Berger Group,
  East Orange, NJ 07018        Inc. (1/86 to present); Director of EA
                               Engineering Acquisition Corporation (7/01 to
                               present).

   2. Members and Executive Officers of EA Engineering Holdings, LLC. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member and each executive officer of EA Engineering Holdings, LLC. The principal address of EA Engineering Holdings, LLC is and, unless indicated below, the current business address for each person listed below is 11019 McCormick Road, Suite 250, Hunt Valley, Maryland 21031, Telephone: (410) 527-3501. Each such person is, unless indicated below, a citizen of the United States.

 Name and Current                Present Principal Occupation or Employment;
 Business Address                Material Positions Held During the Past Five Years
 ----------------                --------------------------------------------------
 Ecolair LLLP..................  Member

 The Louis Berger Group, Inc...  Member
  100 Halsted Street
  East Orange, NJ 07018
 Loren D. Jensen, Ph.D. .......  President, Chief Executive Officer, and Chairman of the Board of Directors of EA Engineering,
  c/o EA Engineering, Science,   Science, and Technology, Inc. (8/73 to present); General Partner of Ecolair LLLP (9/78 to
  and Technology, Inc.           present); President of EA Engineering Holdings, LLC (7/01 to present); President and Director
  11019 McCormick Road           of EA Engineering Acquisition Corporation (7/01 to present).
  Hunt Valley, MD 21031

   3. Loren D. Jensen, Ph.D. Loren D. Jensen Ph.D.'s principal occupation and employment during the past five years has been with the corporations and organizations set forth below. Included on the table below is the name and address of each business as well as the positions held by Dr. Jensen, the principal business of the corporations and organizations and the respective dates of service. Dr. Jensen is a citizen of the United States.

Name and Current
Business Address            Title                             Principal Business             Dates of Service
----------------            -----                             ------------------             ----------------
EA Engineering, Science,
 and Technology, Inc......  President, Chief Executive        Environmental engineering      8/73 to present
 11019 McCormick Road       Officer, and Chairman of the      industry
 Hunt Valley, MD 21031      Board of Directors

Ecolair LLLP..............  General Partner                   Real estate                    9/78 to present
 11019 McCormick Road                                         management
 Suite 250
 Hunt Valley, MD 21031

EA Engineering Holdings,
 LLC......................  President                         The acquisition of EA          7/01 to present
 11019 McCormick Road                                         Engineering, Science,
 Suite 250                                                    and Technology, Inc.
 Hunt Valley, MD 21031

EA Engineering Acquisition
 Corporation..............  President and Director            The acquisition of EA          7/01 to present
 11019 McCormick Road                                         Engineering, Science,
 Suite 250                                                    and Technology, Inc.
 Hunt Valley, MD 21031

   4. Board of Directors and Executive Officers of The Louis Berger Group, Inc. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member of the board of directors and each executive officer of The Louis Berger Group, Inc. The principal address of The Louis Berger Group, Inc. is and, unless indicated below, the current business address for each individual listed below is 100 Halsted Street, East Orange, New Jersey 07018,
Telephone: (973) 678-1960. Each such person is, unless indicated below, a citizen of the United States.

Name and Current          Present Principal Occupation or Employment; Material
Business Address          Positions Held During the Past Five Years
----------------          ----------------------------------------------------
Derish M. Wolff.......... President and Chief Executive Officer and Director.

Leon A. Marantz, Esq. ... Chairman of the Finance Committee and Director.

Frederic Berger.......... Senior Vice President and Director.

Michael Jichlinski....... Executive Vice-President and Chief Operating Officer.

   5. General Partner of Ecolair LLLP. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the general partner of Ecolair LLLP. The principal address of Ecolair LLLP is and, unless indicated below, the current business address for each individual listed below is 11019 McCormick Road, Suite 250, Hunt Valley, MD 21031, Telephone: (410) 527-3501. Each such person is, unless indicated below, a citizen of the United States.

 Name and Current Business Present Principal Occupation or Employment;
 Address                   Material Positions Held During the Past Five Years
 ------------------------- --------------------------------------------------
 Loren D. Jensen, Ph.D. .. President, Chief Executive Officer, and Chairman of
                           the Board of Directors of EA Engineering, Science,
                           and Technology, Inc. (8/73 to present); General
                           Partner of Ecolair LLLP (9/78 to present); President
                           of EA Engineering Holdings, LLC (7/01 to present);
                           President and Director of EA Engineering Acquisition
                           Corporation (7/01 to present).

                                                                     SCHEDULE II

   INFORMATION CONCERNING TRANSACTIONS IN THE COMMON STOCK OF EA ENGINEERING,
                         SCIENCE, AND TECHNOLOGY, INC.

   1. Directors and Executive Officers of EA Engineering, Science, and Technology, Inc. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of EA Engineering, Science, and Technology, Inc. The principal address of EA Engineering Science, and Technology, Inc. is 11019 McCormick Road, Hunt Valley, MD 21031, Telephone:
(410)584-7000. The current business address for each individual listed below, unless indicated below, is c/o EA Engineering, Science, and Technology, Inc. 11019 McCormick Road, Hunt Valley, MD 21031, Telephone: (410)584-7000. Each such person is, unless indicated below, a citizen of the United States.

                              Present Principal Occupation or Employment;
 Name and Current             Material Positions Held During the Past Five
 Business Address             Years
 ----------------             --------------------------------------------
 Loren D. Jensen, Ph.D. ..... President, Chief Executive Officer and Chairman
                              of the Board of Directors.

 Edmund J. Cashman, Jr. ..... Director. Senior Executive Vice President of Legg
                              Mason, Inc. and Legg Mason Wood Walker,
                              Incorporated; Director/Trustee of various Legg
                              Mason registered investment companies.

 Rudolph P. Lamone, Ph.D. ... Director. Chairman of the Board, Michael P.
                              Dingman Center for Entrepreneurship, Robert H.
                              Smith School of Business, University of Maryland.

 Cleaveland D. Miller, Esq... Director. Managing Partner, Semmes, Bowen &
                              Semmes.

   2. Ownership of shares of Common Stock by Directors and Executive
Officers. Except for the transactions described in this offer to purchase, none of the persons listed on this Schedule II has effected any transactions in the shares of common stock during the past 60 days.

        Name                         Shares Beneficially Owned Percentage Owned
        ----                         ------------------------- ----------------
Loren D. Jensen, Ph.D...............         1,552,978               26.6%
Edmund J. Cashman, Jr...............            58,375(1)               *
Rudolph P. Lamone, Ph.D.............            15,298(1)               *
Cleaveland D. Miller, Esq...........            15,625(1)               *
* represents less than 1%.

--------
(1) Includes options to purchase 11,500, 11,500 and 14,500 shares by Messrs. Cashman, Lamone and Miller, respectively, which are currently exercisable within 60 days.

                                                                      APPENDIX A

                        DELAWARE GENERAL CORPORATION LAW
                                  SECTION 262

(S) 262 Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or by the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

                        THE DEPOSITARY FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

                   By Mail                                        By Hand

          Reorganization Department                      Reorganization Department
                 PO Box 3301                                    120 Broadway
         South Hackensack, NJ 07606                              13th Floor
                                                             New York, NY 10271

                             By Overnight Delivery

                           Reorganization Department
                               85 Challenger Rd.
                                Mail Stop-Reorg
                           Ridgefield Park, NJ 07660

   You may request additional copies of this offer, the letter of transmittal or the Notice of Guaranteed Delivery from and direct questions and requests for assistance to the Information Agent.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

                                 (800) 413-6134

                           44 Wall Street, 7/th/ Floor
                            New York, New York 10005